Filed pursuant to Rule 424(b)(3)
File No. 333-258155

APOLLO DEBT SOLUTIONS BDC

SUPPLEMENT NO. 6 DATED NOVEMBER 15, 2022

TO THE PROSPECTUS DATED DECEMBER 22, 2021

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Debt Solutions BDC (the “Fund”), dated December 22, 2021 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2022

On November 14, 2022, we filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 with the Securities and Exchange Commission. The report (without exhibits) is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ___________

Commission File Number: 814-01424

APOLLO DEBT SOLUTIONS BDC

(Exact name of Registrant as specified in its charter)

Delaware	86-1950548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3450

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None	None	None

Securities registered pursuant to Section 12(g) of the Act:

Class S Common shares of beneficial interest, par value $0.01

Class D Common shares of beneficial interest, par value $0.01

Class I Common shares of beneficial interest, par value $0.01

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” , “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐
Accelerated filer	☐	Emerging growth company	☒
Non-accelerated filer	☒

(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 14, 2022, there was no established public market for the Registrant’s common shares of beneficial interest (“Common Shares”).

The number of shares of the Registrant’s Common Shares, $0.01 par value per share, outstanding as of November 14, 2022 was 9,780,936 Class S common shares, 125,998 Class D common shares and 81,160,386 Class I common shares. Common shares outstanding exclude November 1, 2022 subscriptions since the issuance price is not yet finalized at this time.

APOLLO DEBT SOLUTIONS BDC

PART I. FINANCIAL INFORMATION

In this report, the terms the “Company,”, “ADS,” “we,” “us,” and “our” refer to Apollo Debt Solutions BDC unless the context specifically states otherwise.

Item 1. Financial Statements

APOLLO DEBT SOLUTIONS BDC
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost —$4,140,004 and $0 at September 30, 2022 and December 31, 2021, respectively)	$3,980,023	$—
Cash and cash equivalents	71,542	50
Foreign currencies (cost — $6,416 and $0 at September 30, 2022 and December 31, 2021, respectively)	6,455	—
Receivable for investments sold	168,247	—
Interest receivable	29,827	—
Expense reimbursement receivable	4,433	—
Deferred offering costs	544	—
Unrealized appreciation on foreign currency forward contracts	582	—
Other assets	1,242	—
Total assets	$4,262,895	$50

Liabilities
Debt	$2,046,163	$—
Payable for investments purchased	211,650	—
Payable for share repurchases (Note 6)	5,677	—
Distributions payable	11,889	—
Interest payable	7,622	—
Management and performance-based incentive fees payable	7,561	—
Accrued administrative services expense payable	1,829	—
Other liabilities and accrued expenses	11,631	—
Total Liabilities	$2,304,022	$—
Commitments and contingencies (Note 7)
Total Net Assets	$1,958,873	$50

Net Assets
Common shares, $0.01 par value (85,297,963 and 2,000 shares issued and outstanding, respectively)	$853	$—
Capital in excess of par value	2,019,041	50
Accumulated distributed earnings (losses)	(61,021)	—
Total Net Assets	$1,958,873	$50

Net Asset Value Per Share
Class S Shares:
Net assets	$206,790	$—
Common shares outstanding ($0.01 par value, unlimited shares authorized)	9,004,550	—
Net asset value per share	$22.97	$—
Class D Shares:
Net assets	$2,773	$—
Common shares outstanding ($0.01 par value, unlimited shares authorized)	120,735	—
Net asset value per share	$22.97	$—
Class I Shares:
Net assets	$1,749,313	$50
Common shares outstanding ($0.01 par value, unlimited shares authorized)	76,172,677	2,000
Net asset value per share	$22.97	$25.00

See notes to consolidated financial statements

APOLLO DEBT SOLUTIONS BDC
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Investment Income
Non-controlled/non-affiliated investments:
Interest income	$73,654	$134,369
Payment-in-kind interest income	1,679	3,627
Dividend income	—	15
Other income	3,135	7,601
Total Investment Income	$78,468	$145,612
Operating Expenses
Management fees	$5,979	$14,209
Performance-based incentive fees	5,884	10,625
Interest and other debt expenses	22,956	37,642
Organization costs	—	934
Offering costs	506	1,462
Directors' fees	113	326
Shareholder servicing fees	391	665
Administrative service expenses	632	1,829
Other general and administrative expenses	1,597	4,619
Total expenses	38,058	72,311
Management and performance-based incentive fees waived	(752)	(13,723)
Expense support	—	(4,433)
Net Expenses	$37,306	$54,155
Net Investment Income	$41,162	$91,457
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$(4,092)	$(17,549)
Foreign currency transactions	4,008	3,247
Foreign currency forward contracts	1,076	2,129
Net realized gains (losses)	992	(12,173)
Net change in unrealized gains (losses):
Non-controlled/non-affiliated investments	(19,885)	(159,982)
Foreign currency forward contracts	482	582
Foreign currency translations	14,488	19,095
Net unrealized gains (losses)	(4,915)	(140,305)
Net Realized and Change in Unrealized Gains (Losses)	$(3,923)	$(152,478)
Net Increase (Decrease) in Net Assets Resulting from Operations	$37,239	$(61,021)

See notes to consolidated financial statements

APOLLO DEBT SOLUTIONS BDC
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Operations
Net investment income	$41,162	$91,457
Net realized gains (losses)	992	(12,173)
Net change in unrealized gains (losses)	(4,915)	(140,305)
Net Increase (Decrease) in Net Assets Resulting from Operations	$37,239	$(61,021)

Distributions to Stockholders
Class S	$(2,911)	$(4,876)
Class D	(27)	(27)
Class I	(31,150)	(74,347)
Net Decrease in Net Assets Resulting from Distributions to Stockholders	$(34,088)	$(79,250)

Capital Share Transactions
Class S:
Proceeds from shares sold	$74,030	$214,812
Repurchase of common shares, net of early repurchase deduction	(48)	(162)
Distributions reinvested	1,495	2,248
Class D:
Proceeds from shares sold	2,817	2,817
Repurchase of common shares, net of early repurchase deduction	—	—
Distributions reinvested	7	7
Class I:
Proceeds from shares sold	210,157	1,855,621
Repurchase of common shares, net of early repurchase deduction	(5,629)	(7,336)
Distributions reinvested	15,268	31,087
Net Increase (Decrease) from Capital Share Transactions	$298,097	$2,099,094

Net Assets
Total increase (decrease) in net assets during the period	301,248	1,958,823
Net Assets, beginning of period	1,657,625	50
Net Assets at End of Period	$1,958,873	$1,958,873

See notes to consolidated financial statements

APOLLO DEBT SOLUTIONS BDC
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(In thousands, except share and per share data)

Nine Months Ended
September 30,
2022
Operating Activities
Net increase (decrease) in net assets resulting from operations	$(61,021)
Net realized (gain) loss on investments	17,549
Net change in unrealized (gains) losses on investments	159,982
Net unrealized (appreciation) depreciation on foreign currency forward contracts	(582)
Net unrealized (appreciation) depreciation on translation of assets and liabilities in foreign currencies	(19,095)
Payment-in-kind interest capitalized	(3,627)
Net accretion of discount and amortization of premium	(3,221)
Amortization of deferred financing costs	2,693
Amortization of offering costs	1,462
Purchases of investments	(5,826,781)
Proceeds from sale of investments and principal repayments	1,674,871
Changes in operating assets and liabilities:
Interest receivable	(29,827)
Receivable for investments sold	(168,247)
Expense reimbursement receivable	(4,433)
Other assets	(1,242)
Payable for investments purchased	211,650
Management and performance-based incentive fees payable	7,561
Accrued administrative services expense payable	1,829
Interest payable	7,622
Other liabilities and accrued expenses	11,631
Net Cash Used in/Provided by Operating Activities	$(4,021,226)

Financing Activities
Issuances of debt	$3,770,462
Payments of debt	(1,683,910)
Financing costs paid and deferred	(22,823)
Proceeds from issuance of common shares	2,073,250
Repurchased shares, net of early repurchase deduction paid	(1,821)
Distributions paid	(34,019)
Offering costs paid and deferred	(2,006)
Net Cash Used in/Provided by Financing Activities	$4,099,133

Cash, Cash Equivalents and Foreign Currencies
Net increase (decrease) in cash and cash equivalents and foreign currencies during the period	$77,907
Effect of foreign exchange rate changes on cash and cash equivalents	40
Cash, cash equivalents and foreign curencies at beginning of period	50
Cash, Cash Equivalents and Foreign Currencies at the End of Period	$77,997

Supplemental Disclosure and Non-Cash Information
Cash interest paid	$27,327
Distributions payable	$11,889
Reinvestment of distributions during the period	$33,342
PIK income	$3,627

See notes to consolidated financial statements

APOLLO DEBT SOLUTIONS BDC

CONSOLIDATED SCHEDULE OF INVESTMENTS (Unaudited)

September 30, 2022

(In thousands, except share data)

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)

Aerospace & Defense
MRO Holdings, Inc.
MRO Holdings, Inc.	First Lien Secured Debt	L+625, 0.50% Floor	12/18/2028	$5,000	$5,000	$4,950	(4)(8)(14)
Ontic
Bleriot US Bidco Inc.	First Lien Secured Debt	L+400, 0.00% Floor	10/30/2026	8,904	8,874	8,637	(14)
	First Lien Secured Debt	S+450, 0.00% Floor	10/30/2026	4,500	4,275	4,309	(17)
					13,149	12,946
Vertex Aerospace Services Corp.
Vertex Aerospace Services Corp.	First Lien Secured Debt	L+375, 0.75% Floor	12/6/2028	23,125	23,193	22,508	(14)
		Total Aerospace & Defense			$41,342	$40,404

Asset Backed Securities
Roaring Fork III-B, LLC
Roaring Fork III-B, LLC	First Lien Secured Debt	S+540, 0.00% Floor	7/16/2026	$48,000	$25,695	$25,438	(4)(8)(9) (11)(17)(26)
	First Lien Secured Debt	S+525, 0.00% Floor	7/16/2026	2,000	2,000	1,971	(4)(8)(9) (17)
					27,695	27,409
		Total Asset Backed Securities			$27,695	$27,409

Auto Components
Mavis Tire Express Services
Mavis Tire Express Services Corp.	First Lien Secured Debt	S+400, 0.75% Floor	5/4/2028	$30,691	$30,697	$28,849	(17)
Truck Hero, Inc.
Truck Hero, Inc.	First Lien Secured Debt	L+350, 0.75% Floor	1/31/2028	25,307	25,122	22,080	(14)
		Total Auto Components			$55,819	$50,929

Biotechnology
Azurity Pharmaceuticals, Inc.
Azurity Pharmaceuticals, Inc.	First Lien Secured Debt	L+600, 0.75% Floor	9/20/2027	$38,462	$37,488	$36,635	(4)(14)
		Total Biotechnology			$37,488	$36,635

Building Products
Cornerstone Building Brands
Cornerstone Building Brands, Inc.	First Lien Secured Debt	S+563, 0.50% Floor	8/1/2028	$56,525	$55,930	$52,003	(17)
Oldcastle Building
Oscar Acquisitionco, LLC	First Lien Secured Debt	S+450, 0.50% Floor	4/29/2029	16,000	15,465	14,620	(17)
US LBM
LBM Acquisition, LLC	First Lien Secured Debt	L+375, 0.75% Floor	12/17/2027	43,498	43,112	38,395	(14)
		Total Building Products			$114,507	$105,018

Capital Markets
Arrowhead Engineered Products Inc.
Arrowhead Holdco Company	First Lien Secured Debt	L+450, 0.75% Floor	8/31/2028	$9,950	$9,950	$9,751	(4)(14)
Edelman Financial Services
The Edelman Financial Engines Centre, LLC	First Lien Secured Debt	L+350, 0.75% Floor	4/7/2028	39,673	39,673	36,433	(14)
		Total Capital Markets			$49,623	$46,184

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Chemicals
AOC
LSF11 A5 HoldCo LLC	First Lien Secured Debt	S+350, 0.50% Floor	10/15/2028	$20,905	$20,906	$19,468	(17)
Heubach
SK Neptune Husky Group Sarl	First Lien Secured Debt	S+500, 0.50% Floor	1/3/2029	10,000	9,946	8,350	(8)(17)
Solenis
Cheever Escrow Issuer, LLC	First Lien Secured Debt - Corporate Bond	7.13%	10/1/2027	3,000	2,970	2,725
Olympus Water US Holding Corporation	First Lien Secured Debt	S+450, 0.50% Floor	11/9/2028	13,510	13,303	12,539	(10)(14) (17)
	First Lien Secured Debt	L+375, 0.50% Floor	11/9/2028	13,177	12,963	12,057
					29,236	27,321
W.R. Grace Holdings LLC
W.R. Grace Holdings LLC	First Lien Secured Debt	L+375, 0.50% Floor	9/22/2028	5,997	5,993	5,645	(14)
		Total Chemicals			$66,081	$60,784

Commercial Services & Supplies
Allied Universal
Allied Universal Holdco LLC	First Lien Secured Debt	L+375, 0.50% Floor	5/12/2028	$15,823	$15,279	$13,928	(14)
Beeline
IQN Holding Corp.	First Lien Secured Debt	S+550, 0.75% Floor	5/2/2029	74,866	61,444	60,532	(4)(11)(17) (26)
	First Lien Secured Debt - Revolver	S+550, 0.75% Floor	5/2/2028	5,134	(48)	(103)	(4)(5)(11) (26)
					61,396	60,429
Garda World Security Corporation
Garda World Security Corporation	First Lien Secured Debt	L+425, 0.00% Floor	10/30/2026	20,543	20,566	19,387	(8)(14)
	First Lien Secured Debt	S+425, 0.00% Floor	2/1/2029	14,456	14,322	13,408	(8)(17)
					34,888	32,795
HKA
Mount Olympus Bidco Limited	First Lien Secured Debt	S+575, 0.00% Floor	9/8/2029	18,465	13,280	13,304	(4)(8)(9) (18)(26)
LABL, Inc.
LABL, Inc.	First Lien Secured Debt	L+500, 0.50% Floor	10/29/2028	40,756	40,975	36,834	(14)
Liberty Tire Recycling
LTR Intermediate Holdings, Inc.	First Lien Secured Debt	L+450, 1.00% Floor	5/5/2028	9,145	9,098	8,345	(14)
Profile Products LLC
Profile Products LLC	First Lien Secured Debt	L+550, 0.75% Floor	11/12/2027	4,975	4,975	4,975	(4)(14)
Public Partnerships, LLC
PPL Acquisition LLC	First Lien Secured Debt	S+625, 0.75% Floor	7/1/2028	8,891	8,670	8,714	(4)(9)(17)
	First Lien Secured Debt - Revolver	S+625, 0.75% Floor	7/1/2028	1,000	(19)	(20)	(4)(5)(9) (11)(26)
PPL Equity LP	Preferred Equity - Equity Unit	N/A	N/A	50,000 Shares	50	50	(4)(9)
	Preferred Equity - Preferred Stocks	N/A	N/A	50,000 Shares	50	50	(4)(9)
					8,751	8,794
R. R. Donnelley
R. R. Donnelley & Sons Company	First Lien Secured Debt	S+500, 0.50% Floor	11/1/2026	168,271	166,763	164,905	(4)(9)(17)
SAVATREE
CI (Quercus) Intermediate Holdings, LLC	First Lien Secured Debt	L+525, 0.75% Floor	10/12/2028	17,615	15,061	15,023	(4)(11)(14) (26)
	First Lien Secured Debt - Revolver	L+550, 0.75% Floor	10/12/2028	2,273	(51)	(41)	(4)(5)(11) (26)
					15,010	14,982
Tranzonic
TZ Buyer LLC	First Lien Secured Debt	S+600, 0.75% Floor	8/14/2028	9,344	7,347	7,342	(4)(17)(26)
	First Lien Secured Debt - Revolver	S+600, 0.75% Floor	8/14/2028	606	(15)	(15)	(4)(5)(11) (26)
TZ Parent LLC	Common Equity - Equity Unit	N/A	N/A	50 Shares	50	50	(4)(9)
					7,382	7,377

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)
TravelCenters of America Inc
TravelCenters of America Inc	First Lien Secured Debt	L+600, 1.00% Floor	12/14/2027	19,650	19,837	19,945	(4)(8)(14)
United Site Services
PECF USS Intermediate Holding III Corporation	First Lien Secured Debt	L+425, 0.50% Floor	12/15/2028	25,309	26,173	21,703	(14)
Version 1
Investment Company 24 Bidco Limited	First Lien Secured Debt	SONIA+575, 0.00% Floor	7/11/2029	£6,559	7,610	7,140	(3)(4)(8) (9)(19)
	First Lien Secured Debt	E+575, 0.00% Floor	7/11/2029	€5,406	3,916	3,816	(3)(4)(8) (9)(22)(26)
					11,526	10,956
		Total Commercial Services & Supplies			$435,333	$419,272

Communications Equipment
Mitel Networks
MLN US Holdco LLC	First Lien Secured Debt	L+450, 0.00% Floor	11/30/2025	$40,592	$39,726	$36,736	(4)(8)(14)
Ufinet
Zacapa S.a r.l.	First Lien Secured Debt	S+425, 0.50% Floor	3/22/2029	20,897	20,811	19,878	(8)(18)
		Total Communications Equipment			$60,537	$56,614

Construction & Engineering
Keystone Acquisition Corp.
Keystone Acquisition Corp.	First Lien Secured Debt	L+575, 0.75% Floor	1/26/2029	$23,269	$19,580	$20,008	(4)(9)(11) (14)(26)
	First Lien Secured Debt - Revolver	L+575, 0.75% Floor	1/26/2028	1,630	(29)	—	(4)(9)(11) (26)
					19,551	20,008
Trench Plate Rental Co.
Trench Plate Rental Co.	First Lien Secured Debt	S+550, 1.00% Floor	12/3/2026	45,341	44,661	44,661	(4)(9)(17)
	First Lien Secured Debt - Revolver	S+550, 1.00% Floor	12/3/2026	4,545	1,415	1,409	(4)(9)(11) (17)(26)
Trench Safety Solutions Holdings, LLC	Common Equity - Equity Unit	N/A	N/A	331 Shares	50	44	(4)
					46,126	46,114
		Total Construction & Engineering			$65,677	$66,122

Consumer Finance
American Express GBT
GBT Group Services B.V.	First Lien Secured Debt	L+650, 1.00% Floor	12/2/2026	$25,000	$25,244	$24,875	(8)(14)
		Total Consumer Finance			$25,244	$24,875

Containers & Packaging
Berlin Packaging L.L.C.
Berlin Packaging L.L.C.	First Lien Secured Debt	L+375, 0.50% Floor	3/11/2028	$34,736	$34,733	$32,825	(14)
BOX Partners
Bp Purchaser LLC	First Lien Secured Debt	L+550, 0.75% Floor	12/11/2028	7,463	7,463	7,463	(4)(14)
Tekni-Plex
Trident TPI Holdings, Inc.	First Lien Secured Debt	L+400, 0.50% Floor	9/15/2028	35,998	34,389	32,572	(11)(14) (26)
		Total Containers & Packaging			$76,585	$72,860

Diversified Consumer Services
2U
2U, Inc.		L+575, 0.75% Floor	12/30/2024	$24,687	$24,242	$24,564	(4)(8)(14)
Houghton Mifflin
Houghton Mifflin Harcourt Company	First Lien Secured Debt	S+525, 0.50% Floor	4/9/2029	36,357	35,046	33,176	(17)
		Total Diversified Consumer Services			$59,288	$57,740

Diversified Financial Services
Acuity
Trident Bidco Limited		S+525, 0.00% Floor	6/7/2029	$61,619	$60,321	$60,079	(4)(8)(9) (18)
		Total Diversified Financial Services			$60,321	$60,079

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Diversified Telecommunication Services
ORBCOMM, Inc.
ORBCOMM, Inc.	First Lien Secured Debt	L+425, 0.75% Floor	9/1/2028	$4,015	$4,025	$3,687	(14)
		Total Diversified Telecommunication Services			$4,025	$3,687

Electric Utilities
Congruex Group LLC
Congruex Group LLC	First Lien Secured Debt	S+575, 0.75% Floor	5/3/2029	$29,925	$29,205	$29,177	(4)(9)(17)
		Total Electric Utilities			$29,205	$29,177

Electrical Equipment
Antylia Scientific
CPI Buyer, LLC	First Lien Secured Debt	L+550, 0.75% Floor	11/1/2028	$41,491	$33,426	$33,219	(4)(14)(26)
		L+550, 0.75% Floor	10/30/2026	3,346	—	(17)	(4)(5)(11) (26)
					33,426	33,202
		Total Electrical Equipment			$33,426	$33,202

Entertainment
Chernin Entertainment
Jewel Purchaser, Inc.	First Lien Secured Debt	S+550, 0.50% Floor	7/1/2027	$128,571	$125,446	$126,643	(4)(9)(17)
		Total Entertainment			$125,446	$126,643

Equity Real Estate Investment Trusts (REITs)
Oak View Group
OVG Business Services, LLC	First Lien Secured Debt	L+625, 1.00% Floor	11/20/2028	$7,463	$7,463	$7,239	(4)(14)
		Total Equity Real Estate Investment Trusts (REITs)			$7,463	$7,239

Financing
Transportation Insight
TI Intermediate Holdings LLC	First Lien Secured Debt	L+425, 1.00% Floor	12/18/2024	$7,462	$7,462	$7,388	(4)(14)
		Total Financing			$7,462	$7,388

Food & Staples Retailing
Rise and Brill
Ultimate Baked Goods Midco LLC	First Lien Secured Debt	L+650, 1.00% Floor	8/13/2027	$8,321	$8,073	$8,021	(4)(9)(14)
		L+650, 1.00% Floor	8/13/2027	1,016	668	675	(4)(9)(11) (14)(26)
					8,741	8,696
		Total Food & Staples Retailing			$8,741	$8,696

Food Products
Tate & Lyle
Primary Products Finance LLC	First Lien Secured Debt	S+400, 0.50% Floor	4/1/2029	$28,185	$28,261	$27,251	(17)
		Total Food Products			$28,261	$27,251

Health Care Equipment & Supplies
Bausch Health
Bausch + Lomb Corporation	First Lien Secured Debt	S+325, 0.50% Floor	5/10/2027	$4,988	$4,707	$4,645	(8)(17)
Embecta Corp.
Embecta Corp.	First Lien Secured Debt - Corporate Bond	5.00%	2/15/2030	7,500	6,842	6,452
Treace Medical Concepts, Inc.
Treace Medical Concepts, Inc.	First Lien Secured Debt	S+600, 1.00% Floor	4/1/2027	17,500	7,258	7,117	(4)(8)(9) (16)(26)
	First Lien Secured Debt - Revolver	S+400, 1.00% Floor	4/1/2027	1,500	200	178	(4)(8)(9) (11)(16)(26)
					7,458	7,295
		Total Health Care Equipment & Supplies			$19,007	$18,392

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Health Care Providers & Services
Advarra Holdings, Inc.
Advarra Holdings, Inc.	First Lien Secured Debt	S+575, 0.75% Floor	8/24/2029	$200,000	$180,043	$179,924	(4)(11)(17) (26)
Affordable Care
ACI Group Holdings, Inc.	First Lien Secured Debt	L+550, 0.75% Floor	8/2/2028	4,975	4,975	4,900	(4)(14)
Athenahealth
Athenahealth Group Inc.	First Lien Secured Debt	S+350, 0.50% Floor	2/15/2029	50,641	41,848	38,190	(11)(17) (26)
Coretrust Purchasing Group LLC (HPG Enterprises
Coretrust Purchasing Group LLC	First Lien Secured Debt	S+675, 0.75% Floor	9/30/2029	37,263	31,480	31,409	(4)(11)(16) (26)
	First Lien Secured Debt - Revolver	S+675, 0.75% Floor	9/30/2029	4,737	(142)	(142)	(4)(5)(11) (26)
					31,338	31,267
Dental Care Alliance
DCA Investment Holding LLC	First Lien Secured Debt	S+600, 0.75% Floor	4/3/2028	2,486	2,486	2,486	(4)(17)
Eating Recovery Center
ERC Topco Holdings, LLC	First Lien Secured Debt	L+550, 0.75% Floor	11/10/2028	41,716	36,763	36,738	(4)(11)(14) (26)
	First Lien Secured Debt - Revolver	L+550, 0.75% Floor	11/10/2027	3,195	—	(16)	(4)(5)(11) (26)
					36,763	36,722
ExamWorks
Electron BidCo Inc.	First Lien Secured Debt	L+300, 0.50% Floor	11/1/2028	7,945	7,921	7,564	(14)
Gateway US Holdings, Inc.
Gateway US Holdings, Inc.	First Lien Secured Debt	S+550, 0.75% Floor	9/22/2026	83,630	79,467	78,973	(4)(11)(17) (26)
	First Lien Secured Debt - Revolver	S+550, 0.75% Floor	9/22/2026	2,629	1,425	1,407	(4)(11)(17) (26)
					80,892	80,380
Medical Solutions Holdings, Inc.
Medical Solutions Holdings, Inc.	First Lien Secured Debt	L+350, 0.50% Floor	11/1/2028	8,928	7,705	7,311	(11)(14) (26)
Smile Brands Inc.
Smile Brands Inc.	First Lien Secured Debt	L+475, 1.00% Floor	10/12/2024	7,462	7,462	7,388	(4)(14)
Thrive Pet Healthcare
Pathway Vet Alliance LLC	First Lien Secured Debt	L+375, 0.00% Floor	3/31/2027	29,282	29,235	25,951	(14)
Tivity Health, Inc.
Tivity Health, Inc.	First Lien Secured Debt	S+600, 0.75% Floor	6/28/2029	115,000	113,324	113,275	(4)(9)(17)
		Total Health Care Providers & Services			$543,992	$535,358

Health Care Technology
eResearchTechnology, Inc.
eResearchTechnology, Inc.	First Lien Secured Debt	L+450, 1.00% Floor	2/4/2027	$25,712	$25,417	$24,025	(14)
Verscend
Verscend Holding Corp.		L+400, 0.00% Floor	8/27/2025	9,924	9,857	9,638	(14)
		Total Health Care Technology			$35,274	$33,663

Hotels, Restaurants & Leisure
Fertitta Entertainment LLC/NV
Fertitta Entertainment LLC/NV	First Lien Secured Debt	S+400, 0.50% Floor	1/27/2029	$18,214	$18,281	$16,943	(17)
		Total Hotels, Restaurants & Leisure			$18,281	$16,943

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Household Durables
Ergotron
Ergotron Acquisition, LLC	First Lien Secured Debt	S+575, 0.75% Floor	7/6/2028	$9,950	$9,757	$9,751	(4)(17)
Ergotron Investments, LLC	Common Equity - Equity Unit	N/A	N/A	500 Shares	50	50	(4)
					9,807	9,801
		Total Household Durables			$9,807	$9,801

Household Products
Advantice Health
Jazz AH Holdco, LLC	First Lien Secured Debt	S+500, 0.75% Floor	4/3/2028	$9,200	$7,201	$7,016	(4)(11)(17) (26)
	First Lien Secured Debt - Revolver	S+500, 0.75% Floor	4/3/2028	800	286	284	(4)(11)(17) (26)
					7,487	7,300
Vita Global
Vita Global FinCo Limited		SONIA+700, 0.00% Floor	7/6/2027	£17,857	24,165	19,540	(3)(4)(8) (19)
		Total Household Products			$31,652	$26,840

Insurance
Alera Group, Inc.
Alera Group, Inc.	First Lien Secured Debt	S+650, 0.75% Floor	10/2/2028	$52,971	$25,200	$25,246	(4)(9)(11) (17)(26)
	First Lien Secured Debt	S+600, 0.75% Floor	10/2/2028	3,677	3,584	3,603	(4)(9)
					28,784	28,849
Alliant Holdings Intermediate, LLC
Alliant Holdings Intermediate, LLC		L+350, 0.50% Floor	11/5/2027	14,082	13,957	13,369	(14)
Asurion
Asurion, LLC	First Lien Secured Debt	L+325, 0.00% Floor	12/23/2026	15,433	15,345	13,144	(14)
	First Lien Secured Debt	L+325, 0.00% Floor	7/31/2027	11,164	11,152	9,434	(14)
					26,497	22,578
Patriot Growth Insurance Services, LLC
Patriot Growth Insurance Services, LLC	First Lien Secured Debt	L+550, 0.75% Floor	10/16/2028	32,551	28,692	28,835	(4)(11)(14) (26)
	First Lien Secured Debt - Revolver	L+550, 0.75% Floor	10/16/2028	2,311	—	—	(4)(11)(26)
					28,692	28,835
Risk Strategies
RSC Acquisition Inc	First Lien Secured Debt	S+550, 0.75% Floor	10/30/2026	27,000	5,024	5,014	(4)(11)(17) (26)
		Total Insurance			$102,954	$98,645

Internet & Direct Marketing Retail
Delivery Hero
Delivery Hero Finco Germany GmbH	First Lien Secured Debt	E+575, 0.00% Floor	8/12/2027	€79,000	$81,766	$75,101	(3)(4)(8) (9)(21)
Delivery Hero Finco LLC	First Lien Secured Debt	S+575, 0.50% Floor	8/12/2027	17,915	17,543	17,019	(8)(9)(17)
					99,309	92,120
Stamps.com
Auctane, Inc.	First Lien Secured Debt	L+575, 0.75% Floor	10/5/2028	32,338	31,774	32,338	(4)(9)(14)
		Total Internet & Direct Marketing Retail			$131,083	$124,458

IT Services
Anaplan, Inc.
Anaplan, Inc.	First Lien Secured Debt	S+650, 0.75% Floor	6/21/2029	$146,692	$143,837	$143,758	(4)(17)
	First Lien Secured Debt - Revolver	S+650, 0.75% Floor	6/21/2028	9,073	(173)	(181)	(4)(5)(11) (26)
					143,664	143,577
Peraton Corp.
Peraton Corp.	First Lien Secured Debt	L+375, 0.75% Floor	2/1/2028	40,278	40,258	38,256	(14)
Virtusa
Virtusa Corporation	First Lien Secured Debt	S+375, 0.75% Floor	2/15/2029	18,594	18,426	17,455	(17)
		Total IT Services			$202,348	$199,288

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Machinery
Charter Next Generation, Inc.
Charter Next Generation, Inc.	First Lien Secured Debt	L+375, 0.75% Floor	12/1/2027	$27,888	$27,944	$26,523	(14)
Duravant
Engineered Machinery Holdings, Inc.	First Lien Secured Debt	L+375, 0.75% Floor	5/19/2028	3,032	3,034	2,918	(14)
Pro Mach Group, Inc.
Pro Mach Group, Inc.	First Lien Secured Debt	L+400, 1.00% Floor	8/31/2028	40,077	40,044	38,273	(14)
Safe Fleet Holdings LLC
Safe Fleet Holdings LLC	First Lien Secured Debt	S+500, 0.50% Floor	2/23/2029	6,484	6,289	6,273	(17)
SPX Flow, Inc.
SPX Flow, Inc.	First Lien Secured Debt	S+450, 0.50% Floor	4/5/2029	1,744	1,670	1,621	(17)
	Unsecured Debt - Corporate Bond	8.75%	4/1/2030	12,500	11,923	9,734
					13,593	11,355
		Total Machinery			$90,904	$85,342

Media
Advantage Sales
Advantage Sales & Marketing Inc.	First Lien Secured Debt	L+450, 0.75% Floor	10/28/2027	$30,060	$30,139	$26,866	(8)(14)
American Media
Accelerate360 Holdings, LLC	First Lien Secured Debt	S+550, 1.00% Floor	2/11/2027	87,012	87,012	87,012	(4)(9)(17)
		S+550, 1.00% Floor	2/11/2027	26,908	15,696	15,696	(4)(9)(11) (17)(26)
					102,708	102,708
Associations Inc.
Associations Inc.	First Lien Secured Debt	S+400 Cash plus 2.50% PIK	7/2/2027	9,636	9,544	9,636	(4)(16)(17)
	First Lien Secured Debt	S+650 Cash plus 2.50% PIK	7/2/2027	5,243	5,192	5,243	(4)(16)
	First Lien Secured Debt	L+400 Cash plus 2.50% PIK	7/2/2027	1,222	1,211	1,222	(4)(14)
					15,947	16,101
Astound Broadband
Radiate Holdco, LLC	First Lien Secured Debt	L+325, 0.75% Floor	9/25/2026	2,140	2,116	1,985	(14)
Charter Communications
CCO Holdings LLC / CCO Holdings Capital Corp	Unsecured Debt - Corporate Bond	4.75%	2/1/2032	10,500	9,374	8,185
Concord Music
Concord Special Purpose Acquisition Company, LLC	First Lien Secured Debt	L+550, 0.75% Floor	4/22/2026	70,000	59,394	59,394	(4)(11)(14) (26)
Gannett Co., Inc.
Gannett Holdings, LLC	First Lien Secured Debt	L+500, 0.50% Floor	10/15/2026	68,506	68,287	68,077	(8)(13)
	First Lien Secured Debt - Corporate Bond	6.00%	11/1/2026	8,500	6,604	6,566	(8)
					74,891	74,643
Material Holdings, LLC
Material Holdings, LLC	First Lien Secured Debt	L+575, 0.75% Floor	8/19/2027	7,462	7,462	7,350	(4)(14)
McGraw Hill
McGraw-Hill Education, Inc.	First Lien Secured Debt	L+475, 0.50% Floor	7/28/2028	41,080	40,498	37,909	(14)
		Total Media			$342,529	$335,141

Paper & Forest Products
Ahlstrom-Munksjö
Ahlstrom-Munksjo Holding 3 Oy	First Lien Secured Debt	L+375, 0.75% Floor	2/4/2028	$22,516	$22,504	$20,921	(8)(14)
		Total Paper & Forest Products			$22,504	$20,921

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date		Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Personal Products
Greencross
Vermont Aus Pty Ltd	First Lien Secured Debt	S+565, 0.75% Floor	3/23/2028		$103,298	$100,893	$99,166	(4)(8)(9) (17)
		BBSW+575, 0.75% Floor	3/23/2028	A$	9,950	7,209	6,142	(3)(4)(8) (9)(20)
						108,102	105,308
Heat Makes Sense Shared Services, LLC
Heat Makes Sense Shared Services, LLC		S+550, 0.75% Floor	7/1/2029		8,333	8,167	8,163	(4)(9)(17)
	First Lien Secured Debt - Revolver	S+550, 0.75% Floor	7/1/2028		1,617	486	484	(4)(9)(11) (17)(26)
Ishtar Co-Invest-B LP		N/A	N/A		39	39	39	(4)(9)
Oshun Co-Invest-B LP	Common Equity - Stock	N/A	N/A		11,111 Shares	11	11	(4)(9)
						8,703	8,697
VFS Global
Speed Midco 3 S.A R.L.	First Lien Secured Debt	E+700, 0.00% Floor	5/16/2029		€111,776	114,064	108,177	(3)(4)(8) (9)(22)
	First Lien Secured Debt	SONIA+750, 0.00% Floor	5/16/2029		£22,059	26,509	24,323	(3)(4)(8) (9)(19)
						140,573	132,500
		Total Personal Products				$257,378	$246,505

Pharmaceuticals
Bausch Health
Bausch Health Companies Inc.	First Lien Secured Debt	S+525, 0.50% Floor	2/1/2027		$42,466	$40,638	$32,793	(8)(17)
Galderma
Sunshine Luxembourg VII SARL	First Lien Secured Debt	L+375, 0.75% Floor	10/1/2026		11,908	11,689	11,104	(8)(15)
		Total Pharmaceuticals				$52,327	$43,897

Professional Services
Kroll
Deerfield Dakota Holding, LLC	First Lien Secured Debt	S+375, 1.00% Floor	4/9/2027		$27,377	$27,394	$25,820	(17)
		Total Professional Services				$27,394	$25,820

Real Estate Management & Development
Polyphase Elevator Holding Company
Polyphase Elevator Holding Company	First Lien Secured Debt	L+550, 1.00% Floor	6/23/2027		$3,482	$3,482	$3,482	(4)(14)
Pritchard Industries, LLC
Pritchard Industries, LLC	First Lien Secured Debt	L+550, 0.75% Floor	10/13/2027		6,467	6,467	6,338	(4)(14)
WeWork Companies LLC
WeWork Companies LLC		S+650, 0.75% Floor	11/30/2023		100,000	99,533	99,500	(4)(8)(17)
		Total Real Estate Management & Development				$109,482	$109,320

Road & Rail
PODS, LLC
PODS, LLC	First Lien Secured Debt	L+300, 0.75% Floor	3/31/2028		$10,623	$10,634	$10,065	(14)
		Total Road & Rail				$10,634	$10,065

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date	Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Software
Access Group
Armstrong Bidco Limited	First Lien Secured Debt	SONIA+575, 0.00% Floor	6/28/2029	£42,000	$38,483	$35,411	(3)(4)(8) (11)(19)(26)
BMC Software
Boxer Parent Company Inc.	First Lien Secured Debt	L+375, 0.00% Floor	10/2/2025	26,339	26,347	25,013	(14)
Calabrio
AxiomSL Group, Inc.		L+600, 1.00% Floor	12/3/2027	15,592	14,250	14,636	(4)(11)(14) (26)
	First Lien Secured Debt - Revolver	L+600, 1.00% Floor	12/3/2025	1,043	(34)	—	(4)(11)(26)
					14,216	14,636
Dcert Buyer, Inc.
Dcert Buyer, Inc.	First Lien Secured Debt	S+400, 0.00% Floor	10/16/2026	36,852	36,824	35,220	(16)
Flexera Software LLC
Flexera Software LLC	First Lien Secured Debt	L+375, 0.75% Floor	3/3/2028	30,566	30,609	29,229	(14)
Genesys Cloud
Greeneden U.S. Holdings II, LLC	First Lien Secured Debt	L+400, 0.75% Floor	12/1/2027	40,454	40,338	38,623	(14)
Imperva, Inc.
Imperva, Inc.	First Lien Secured Debt	L+400, 1.00% Floor	1/12/2026	47,910	47,899	40,843	(14)
Infoblox
Delta Topco, Inc.	First Lien Secured Debt	L+375, 0.75% Floor	12/1/2027	29,142	29,114	26,482	(14)
Medallia
Medallia, Inc.	First Lien Secured Debt	L+600 Cash plus 0.75% PIK	10/29/2028	35,960	35,163	35,780	(4)(9)(14)
Relativity ODA LLC
Relativity ODA LLC	First Lien Secured Debt	L+650 Cash plus 1.00% PIK	5/12/2027	27,827	26,799	26,575	(4)(14)
	First Lien Secured Debt - Revolver	L+650 Cash plus 1.00% PIK	5/12/2027	2,500	(62)	(112)	(4)(5)(11) (26)
					26,737	26,463
Solera, LLC
Polaris Newco, LLC	First Lien Secured Debt	L+400, 0.50% Floor	6/2/2028	50,070	50,140	46,329	(14)
Sovos Compliance, LLC
Sovos Compliance, LLC	First Lien Secured Debt	L+450, 0.50% Floor	8/11/2028	7,200	7,187	6,876	(14)
Tibco Software Inc.
TIBCO Software Inc.	First Lien Secured Debt	S+450, 0.50% Floor	3/30/2029	31,400	28,556	28,171	(17)
Wellsky
Project Ruby Ultimate Parent Corp.	First Lien Secured Debt	S+575, 0.75% Floor	3/10/2028	53,500	51,924	51,895	(4)(17)
		Total Software			$463,537	$440,971

Special Purpose Entity
48forty Solutions
Alpine Acquisition Corp II	First Lien Secured Debt	S+550, 1.00% Floor	11/30/2026	$7,481	$7,481	$7,444	(4)(17)
		Total Special Purpose Entity			$7,481	$7,444

See notes to consolidated financial statements

Industry/Company	Investment Type	Interest Rate (12)	Maturity Date		Par/Shares (12)	Cost (27)	Fair Value (1)(28)
Specialty Retail
Carvana Co.
Carvana Co.	Unsecured Debt - Corporate Bond	10.25%	5/1/2030		$47,358	$47,316	$31,250	(8)
	Unsecured Debt - Corporate Bond	4.88%	9/1/2029		3,300	2,015	1,621	(8)
						49,331	32,871
Petco
Petco Health and Wellness Company, Inc.	First Lien Secured Debt	L+325, 0.75% Floor	3/3/2028		12,431	12,474	11,751	(8)(14)
PetSmart LLC
PetSmart LLC	First Lien Secured Debt	L+375, 0.75% Floor	2/11/2028		9,900	9,906	9,368	(8)(14)
		Total Specialty Retail				$71,711	$53,990

Technology Hardware, Storage & Peripherals
Forterro
Yellow Castle AB	First Lien Secured Debt	E+550, 0.00% Floor	7/7/2029		€18,247	$12,804	$12,332	(3)(4)(8) (22)(26)
	First Lien Secured Debt	SARON+550, 0.00% Floor	7/7/2029	₣	3,296	3,301	3,257	(3)(4)(8) (23)
	First Lien Secured Debt	STIBOR+550, 0.00% Floor	7/7/2029	kr	34,792	3,223	3,057	(3)(4)(8) (24)
						19,328	18,646
		Total Technology Hardware, Storage & Peripherals				$19,328	$18,646

Textiles, Apparel & Luxury Goods
Claire's Stores, Inc.
Claire's Stores, Inc.	First Lien Secured Debt	L+650, 0.00% Floor	12/18/2026		$12,049	$11,867	$11,487	(14)
Iconix Brand Group
IBG Borrower LLC	First Lien Secured Debt	S+600, 1.00% Floor	8/22/2029		70,000	41,743	41,731	(4)(9)(17) (26)
		Total Textiles, Apparel & Luxury Goods				$53,610	$53,218

Transportation Infrastructure
Alliance Ground International
AGI-CFI Holdings, Inc.		S+575, 0.75% Floor	6/11/2027		$9,975	$9,782	$9,825	(4)(17)
	First Lien Secured Debt	S+550, 0.75% Floor	6/11/2027		7,462	7,462	7,350	(4)
						17,244	17,175
Swissport Financing S.a r.l.
Radar Bidco S.a.r.l.	First Lien Secured Debt	E+725, 0.00% Floor	9/30/2027		€85,000	79,974	79,972	(3)(4)(8) (9)(22)
		Total Transportation Infrastructure				$97,218	$97,147

						$4,140,004	$3,980,023
State Street Institutional US Government Money Market Fund						4	4	(7)
		Total Investments After Cash Equivalents				$4,140,008	$3,980,027

See notes to consolidated financial statements

(1)
Fair value is determined in good faith by or under the direction of the Board of Trustees of the Company (See Note 2 to the consolidated financial statements).
(2)
Currently there are no differences for federal income tax purposes as it relates to unrealized gain and loss.
(3)
Par amount is denominated in USD unless otherwise noted, British Pound (“£”), Australian Dollar (“A$”), European Euro ("€"), Swedish Krona ("kr") and Swiss Franc ("₣").
(4)
These investments were valued using unobservable inputs and are considered Level 3 investments. Fair value was determined in good faith by or under the direction of the Board of Trustees (the “Board”) (see Note 2 and Note 4), pursuant to the Company’s valuation policy.
(5)
The negative fair value is the result of the commitment being valued below par.
(6)
All debt investments are income producing unless otherwise indicated.
(7)
This security is included in Cash and Cash Equivalents on the Consolidated Statements of Assets and Liabilities.
(8)
Investments that the Company has determined are not “qualifying assets” under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. The status of these assets under the 1940 Act is subject to change. The Company monitors the status of these assets on an ongoing basis. As of September 30, 2022, non-qualifying assets represented approximately 25.82% of the total assets of the Company.
(9)
These are co-investments made with the Company’s affiliates in accordance with the terms of the exemptive order the Company received from the Securities and Exchange Commission (the “SEC”) permitting us to do so. (See to the consolidated financial statements for discussion of the exemptive order from the SEC.)
(10)
These debt investments are not pledged as collateral under any of the Company's credit facilities (see Note 5). For other debt investments that are pledged to the Company's credit facilities, a single investment may be divided into parts that are individually pledged as collateral to separate credit facilities.
(11)
The undrawn portion of these committed revolvers and delayed draw term loans includes a commitment and unused fee rate.
(12)
Unless otherwise indicated, loan contains a variable rate structure, and may be subject to an interest rate floor. Variable rate loans bear interest at a rate that may be determined by reference to either the London Interbank Offered Rate (“LIBOR” or “L”) (which can include one-, two-, three- or six-month LIBOR), the Secured Overnight Financing Rate ("SOFR" or "S") or an alternate base rate (which can include the Federal Funds Effective Rate or the Prime Rate), at the borrower’s option, and which reset periodically based on the terms of the loan agreement. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period, and may be subject to interest floors.
(13)
The interest rate on these loans is subject to 1 month LIBOR, which as of September 30, 2022 was 3.14%
(14)
The interest rate on these loans is subject to 3 months LIBOR, which as of September 30, 2022 was 3.75%
(15)
The interest rate on these loans is subject to 6 months LIBOR, which as of September 30, 2022 was 4.23%
(16)
The interest rate on these loans is subject to 1 month SOFR, which as of September 30, 2022 was 3.04%
(17)
The interest rate on these loans is subject to 3 months SOFR, which as of September 30, 2022 was 3.59%
(18)
The interest rate on these loans is subject to 6 months SOFR, which as of September 30, 2022 was 3.99%
(19)
The interest rate on these loans is subject to SONIA, which as of September 30, 2022 was 2.19%
(20)
The interest rate on these loans is subject to 3 months BBSW, which as of September 30, 2022 was 3.11%
(21)
The interest rate on these loans is subject to 3 months EURIBOR, which as of September 30, 2022 was 1.17%
(22)
The interest rate on these loans is subject to 6 months EURIBOR, which as of September 30, 2022 was 1.81%
(23)
The interest rate on these loans is subject to Swiss Average Rate Overnight (SARON), which as of September 30, 2022 was 0.44%
(24)
The interest rate on these loans is subject to 6 months Stockholm Interbank Offered Rate (STIBOR), which as of September 30, 2022 was 2.33%
(25)
Unless otherwise indicated, all investments are non-controlled, non-affiliated investments. Non-controlled, non-affiliated investments are defined as investments in which the Company owns less than 5% of the portfolio company’s outstanding voting securities and does not have the power to exercise control over the management or policies of such portfolio company. As of September 30, 2022, all of the company's investments were non-controlled, non-affiliated.

See notes to consolidated financial statements

(26)
As of September 30, 2022, the Company had the following commitments to fund various revolving and delayed draw senior secured and subordinated loans, including commitments to issue letters of credit through a financial intermediary on behalf of certain portfolio companies. Such commitments are subject to the satisfaction of certain conditions set forth in the documents governing these loans and letters of credit and there can be no assurance that such conditions will be satisfied. See Note 7 to the consolidated financial statements for further information on revolving and delayed draw loan commitments, including commitments to issue letters of credit, related to certain portfolio companies.

Name of Issuer	Total Commitment	Drawn Commitment	Letters of Credit	Undrawn Commitment
Accelerate360 Holdings, LLC	$26,908	$15,696	$—	$11,212
Advarra Holdings, Inc.	16,576	—	—	16,576
Alera Group, Inc.	30,344	3,677	—	26,667
Anaplan, Inc.	9,073	—	—	9,073
Armstrong Bidco Limited	16,079	5,298	—	10,781
Athenahealth Group Inc.	7,355	—	—	7,355
AxiomSL Group, Inc.	2,000	—	—	2,000
CI (Quercus) Intermediate Holdings, LLC	4,545	—	—	4,545
Concord Special Purpose Acquisition Company, LLC	10,606	—	—	10,606
Coretrust Purchasing Group LLC	9,474	—	—	9,474
CPI Buyer, LLC	13,378	1,967	—	11,411
ERC Topco Holdings, LLC	8,148	—	—	8,148
Gateway US Holdings, Inc.	21,018	16,433	—	4,585
Heat Makes Sense Shared Services, LLC	1,616	517	—	1,099
IBG Borrower LLC	26,923	—	—	26,923
Investment Company 24 Bidco Limited	1,349	—	—	1,349
IQN Holding Corp.	17,968	—	—	17,968
Jazz AH Holdco, LLC	2,800	300	—	2,500
Keystone Acquisition Corp.	4,891	—	—	4,891
Medical Solutions Holdings, Inc.	1,237	—	—	1,237
Mount Olympus Bidco Limited	4,760	—	—	4,760
Patriot Growth Insurance Services, LLC	6,170	—	—	6,170
PPL Acquisition LLC	1,000	—	—	1,000
Relativity ODA LLC	2,500	—	—	2,500
Roaring Fork III-B, LLC	48,000	26,129	—	21,871
RSC Acquisition Inc	22,204	433	—	21,771
Safe Fleet Holdings LLC	6,484	6,484	—	—
TI Intermediate Holdings LLC	7,462	7,462	—	—
Treace Medical Concepts, Inc.	11,708	200	—	11,508
Trench Plate Rental Co.	4,545	1,477	266	2,802
Trident Bidco Limited	8,949	8,949	—	—
Trident TPI Holdings, Inc.	4,488	2,809	—	1,679
TZ Buyer LLC	2,374	—	—	2,374
Ultimate Baked Goods Midco LLC	1,016	711	114	191
Yellow Castle AB	8,277	3,173	—	5,104
Grand Total	$372,225	$101,715	$380	$270,130

See notes to consolidated financial statements

(27)
The following shows the composition of the Company’s portfolio at cost by investment type and industry as of September 30, 2022:

Industry	First Lien - Secured Debt	Unsecured Debt	Preferred Equity	Common Equity	Total
Aerospace & Defense	$41,342	$—	$—	$—	$41,342
Asset Backed Securities	27,695	—	—	—	27,695
Auto Components	55,819	—	—	—	55,819
Biotechnology	37,488	—	—	—	37,488
Building Products	114,507	—	—	—	114,507
Capital Markets	49,623	—	—	—	49,623
Chemicals	66,081	—	—	—	66,081
Commercial Services & Supplies	435,183	—	100	50	435,333
Communications Equipment	60,537	—	—	—	60,537
Construction & Engineering	65,627	—	—	50	65,677
Consumer Finance	25,244	—	—	—	25,244
Containers & Packaging	76,585	—	—	—	76,585
Diversified Consumer Services	59,288	—	—	—	59,288
Diversified Financial Services	60,321	—	—	—	60,321
Diversified Telecommunication Services	4,025	—	—	—	4,025
Electric Utilities	29,205	—	—	—	29,205
Electrical Equipment	33,426	—	—	—	33,426
Entertainment	125,446	—	—	—	125,446
Equity Real Estate Investment Trusts (REITs)	7,463	—	—	—	7,463
Financing	7,462	—	—	—	7,462
Food & Staples Retailing	8,741	—	—	—	8,741
Food Products	28,261	—	—	—	28,261
Health Care Equipment & Supplies	19,007	—	—	—	19,007
Health Care Providers & Services	543,992	—	—	—	543,992
Health Care Technology	35,274	—	—	—	35,274
Hotels, Restaurants & Leisure	18,281	—	—	—	18,281
Household Durables	9,757	—	—	50	9,807
Household Products	31,652	—	—	—	31,652
IT Services	202,348	—	—	—	202,348
Insurance	102,954	—	—	—	102,954
Internet & Direct Marketing Retail	131,083	—	—	—	131,083
Machinery	78,981	11,923	—	—	90,904
Media	333,155	9,374	—	—	342,529
Paper & Forest Products	22,504	—	—	—	22,504
Personal Products	257,328	—	—	50	257,378
Pharmaceuticals	52,327	—	—	—	52,327
Professional Services	27,394	—	—	—	27,394
Real Estate Management & Development	109,482	—	—	—	109,482
Road & Rail	10,634	—	—	—	10,634
Software	463,537	—	—	—	463,537
Special Purpose Entity	7,481	—	—	—	7,481
Specialty Retail	22,380	49,331	—	—	71,711
Technology Hardware, Storage & Peripherals	19,328	—	—	—	19,328
Textiles, Apparel & Luxury Goods	53,610	—	—	—	53,610
Transportation Infrastructure	97,218	—	—	—	97,218
Total	$4,069,076	$70,628	$100	$200	$4,140,004

See notes to consolidated financial statements

(28)
The following shows the composition of the Company’s portfolio at fair value by investment type, industry and region as of September 30, 2022:

Industry	First Lien - Secured Debt	Unsecured Debt	Preferred Equity	Common Equity	Total	% of Net Assets
Aerospace & Defense	$40,404	$—	$—	$—	$40,404	2.1%
Asset Backed Securities	27,409	—	—	—	27,409	1.4%
Auto Components	50,929	—	—	—	50,929	2.6%
Biotechnology	36,635	—	—	—	36,635	1.9%
Building Products	105,018	—	—	—	105,018	5.4%
Capital Markets	46,184	—	—	—	46,184	2.4%
Chemicals	60,784	—	—	—	60,784	3.1%
Commercial Services & Supplies	419,122	—	100	50	419,272	21.4%
Communications Equipment	56,614	—	—	—	56,614	2.9%
Construction & Engineering	66,078	—	—	44	66,122	3.4%
Consumer Finance	24,875	—	—	—	24,875	1.3%
Containers & Packaging	72,860	—	—	—	72,860	3.7%
Diversified Consumer Services	57,740	—	—	—	57,740	2.9%
Diversified Financial Services	60,079	—	—	—	60,079	3.1%
Diversified Telecommunication Services	3,687	—	—	—	3,687	0.2%
Electric Utilities	29,177	—	—	—	29,177	1.5%
Electrical Equipment	33,202	—	—	—	33,202	1.7%
Entertainment	126,643	—	—	—	126,643	6.5%
Equity Real Estate Investment Trusts (REITs)	7,239	—	—	—	7,239	0.4%
Financing	7,388	—	—	—	7,388	0.4%
Food & Staples Retailing	8,696	—	—	—	8,696	0.4%
Food Products	27,251	—	—	—	27,251	1.4%
Health Care Equipment & Supplies	18,392	—	—	—	18,392	0.9%
Health Care Providers & Services	535,358	—	—	—	535,358	27.3%
Health Care Technology	33,663	—	—	—	33,663	1.7%
Hotels, Restaurants & Leisure	16,943	—	—	—	16,943	0.9%
Household Durables	9,751	—	—	50	9,801	0.5%
Household Products	26,840	—	—	—	26,840	1.4%
IT Services	199,288	—	—	—	199,288	10.2%
Insurance	98,645	—	—	—	98,645	5.0%
Internet & Direct Marketing Retail	124,458	—	—	—	124,458	6.4%
Machinery	75,608	9,734	—	—	85,342	4.4%
Media	326,956	8,185	—	—	335,141	17.1%
Paper & Forest Products	20,921	—	—	—	20,921	1.1%
Personal Products	246,455	—	—	50	246,505	12.6%
Pharmaceuticals	43,897	—	—	—	43,897	2.2%
Professional Services	25,820	—	—	—	25,820	1.3%
Real Estate Management & Development	109,320	—	—	—	109,320	5.6%
Road & Rail	10,065	—	—	—	10,065	0.5%
Software	440,971	—	—	—	440,971	22.5%
Special Purpose Entity	7,444	—	—	—	7,444	0.4%
Specialty Retail	21,119	32,871	—	—	53,990	2.8%
Technology Hardware, Storage & Peripherals	18,646	—	—	—	18,646	1.0%
Textiles, Apparel & Luxury Goods	53,218	—	—	—	53,218	2.7%
Transportation Infrastructure	97,147	—	—	—	97,147	5.0%
Total	$3,928,939	$50,790	$100	$194	$3,980,023	203.2%
% of Net Assets	200.6%	2.6%	0.0%	0.0%	203.2%

See notes to consolidated financial statements

Industry Classification	Percentage of Total Investments (at Fair Value) as of September 30, 2022
Health Care Providers & Services	13.5%
Software	11.1%
Commercial Services & Supplies	10.6%
Media	8.5%
Personal Products	6.2%
IT Services	5.0%
Entertainment	3.2%
Internet & Direct Marketing Retail	3.1%
Real Estate Management & Development	2.7%
Building Products	2.6%
Insurance	2.5%
Transportation Infrastructure	2.4%
Machinery	2.1%
Containers & Packaging	1.8%
Construction & Engineering	1.7%
Chemicals	1.5%
Diversified Financial Services	1.5%
Diversified Consumer Services	1.5%
Communications Equipment	1.4%
Specialty Retail	1.4%
Textiles, Apparel & Luxury Goods	1.3%
Auto Components	1.3%
Capital Markets	1.2%
Pharmaceuticals	1.1%
Aerospace & Defense	1.0%
Biotechnology	0.9%
Health Care Technology	0.8%
Electrical Equipment	0.8%
Electric Utilities	0.7%
Asset Backed Securities	0.7%
Food Products	0.7%
Household Products	0.7%
Professional Services	0.6%
Consumer Finance	0.6%
Paper & Forest Products	0.5%
Technology Hardware, Storage & Peripherals	0.5%
Health Care Equipment & Supplies	0.5%
Hotels, Restaurants & Leisure	0.4%
Road & Rail	0.3%
Household Durables	0.2%
Food & Staples Retailing	0.2%
Special Purpose Entity	0.2%
Financing	0.2%
Equity Real Estate Investment Trusts (REITs)	0.2%
Diversified Telecommunication Services	0.1%
100.0%

Geographic Region	September 30, 2022
United States	83.2%
Europe	10.3%
United Kingdom	3.0%
Australia	2.6%
Canada	0.8%

See notes to consolidated financial statements

APOLLO DEBT SOLUTIONS BDC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Note 1. Organization

Apollo Debt Solutions BDC (the “Company,” “ADS,” “we,” “us,” or “our”), a Delaware statutory trust formed on December 4, 2020, is a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). The Company has elected to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company (“RIC”) as defined under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Apollo Credit Management, LLC (the “Adviser”) is our investment adviser and is an affiliate of Apollo Global Management, Inc. and its consolidated subsidiaries (“AGM”). The Adviser, subject to the overall supervision of our Board of Trustees, manages the day-to-day operations of the Company and provides investment advisory services to the Company.

Apollo Credit Management, LLC, as our administrator (the “Administrator”), provides, among other things, administrative services and facilities to the Company. Furthermore, the Administrator will offer to provide, on our behalf, managerial assistance to those portfolio companies to which we are required to provide such assistance.

Our investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. The Company seeks to invest primarily in private credit opportunities in directly originated assets, including loans and other debt securities, made to or issued by large private U.S. borrowers, which ADS generally defines as companies with more than $75 million in EBITDA, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items. While most of the Company’s investments will be in private U.S. companies (subject to compliance with BDC regulatory requirement to invest at least 70% of its assets in private U.S. companies), we also expect to invest from time to time in European and other non-U.S. companies. The investment portfolio may also include other interests such as corporate bonds, common stock, preferred stock, warrants or options, which generally would be obtained as part of providing a broader financing solution. Under normal circumstances, the Company plans to invest directly or indirectly at least 80% of our total assets (net assets plus borrowings for investment purposes) in debt instruments of varying maturities.

Note 2. Significant Accounting Policies

The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the requirements on Form 10-Q, ASC 946, Financial Services — Investment Companies (“ASC 946”), and Articles 6, 10 and 12 of Regulation S-X. In the opinion of management, all adjustments, which are of a normal recurring nature, considered necessary for the fair statement of the financial statements for the periods presented, have been included.

Under the 1940 Act, ASC 946, and the regulations pursuant to Article 6 of Regulation S-X, we are precluded from consolidating any entity other than another investment company or an operating company which provides substantially all of its services to benefit us. All intercompany balances and transactions have been eliminated.

These financial statements should be read in conjunction with the audited financial statement and accompanying notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income, expenses, gains and losses during the reported periods. Changes in the economic environment, financial markets, credit worthiness of our portfolio companies and any other parameters used in determining these estimates could cause actual results to differ materially.

Consolidation

As provided under Regulation S-X and ASC 946, the Company will not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to the Company. Accordingly, the Company consolidated the results of the Company’s wholly-owned subsidiaries.

As of September 30, 2022, the Company's consolidated subsidiaries were Cardinal Funding LLC, Mallard Funding LLC, Grouse Funding LLC, ADS Alpine SPV LLC, ADS Jewel SPV LLC and ADS WW SPV.

As of December 31, 2021, amounts presented in the financial statement are unconsolidated as the Company had no subsidiaries.

Cash and Cash Equivalents

The Company defines cash equivalents as securities that are readily convertible into known amounts of cash and near maturity, that they present insignificant risk of changes in value because of changes in interest rates. Generally, only securities with a maturity of three months or less from the date of purchase would qualify, with limited exceptions. The Company deems that certain money market funds, U.S. Treasury bills, repurchase agreements, and other high-quality, short-term debt securities would qualify as cash equivalents.

Cash and cash equivalents are carried at cost, which approximates fair value. Cash and cash equivalents held as of September 30, 2022 was $71,542. Cash held as of December 31, 2021 was $50.

Investments Transactions

Investments are recognized when we assume an obligation to acquire a financial instrument and assume the risks for gains and losses related to that instrument. Investments are derecognized when we assume an obligation to sell a financial instrument and forego the risks for gains or losses related to that instrument. Specifically, we record all security transactions on a trade date basis. Amounts for investments recognized or derecognized but not yet settled are reported as a receivable for investments sold and a payable for investments purchased, respectively, in the Consolidated Statements of Assets and Liabilities.

Fair Value Measurements

The Company follows guidance in ASC 820, Fair Value Measurement (“ASC 820”), where fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are determined within a framework that establishes a three-tier hierarchy which maximizes the use of observable market data and minimizes the use of unobservable inputs to establish a classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, such as the risk inherent in a particular valuation technique used to measure fair value using a pricing model and/or the risk inherent in the inputs for the valuation technique. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the information available. The inputs or methodology used for valuing assets or liabilities may not be an indication of the risks associated with investing in those assets or liabilities.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchy:

Level 1: Quoted prices in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for the asset or liability.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment. The level assigned to the investment valuations may not be indicative of the risk or liquidity associated with investing in such investments. Because of the inherent uncertainties of valuation, the values reflected in the consolidated financial statements may differ materially from the values that would be received upon an actual disposition of such investments.

Investment Valuation Process

The Board of Trustees has designated the Adviser as its "valuation designee" pursuant to Rule 2a-5 under the 1940 Act, and in that role the Adviser is responsible for performing fair value determinations relating to all of the Company's investments, including periodically assessing and managing any material valuation risks and establishing and applying fair value methodologies, in accordance with valuation policies and procedures that have been approved by the Company's Board of Trustees. Even though the Company's Board of Trustees designated the Company's Adviser as "valuation designee," the Company's Board of Trustees continues to be responsible for overseeing the processes for determining fair valuation.

In calculating the value of our total assets, we value investments for which market quotations are readily available at such market quotations if they are deemed to represent fair value. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by or under the direction of the Adviser. Market quotations may be deemed not to represent fair value in certain circumstances where the Adviser reasonably believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes not to reflect the fair value of the security. Examples of these events could include cases in which material events are announced after the close of the market on which a security is primarily traded, when a security trades infrequently causing a quoted purchase or sale price to become stale or in the event of a “fire sale” by a distressed seller.

If and when market quotations are deemed not to represent fair value, we typically utilize independent third party valuation firms to assist us in determining fair value. Accordingly, such investments go through our multi-step valuation process as described below. The Adviser engages multiple independent valuation firms based on a review of each firm’s expertise and relevant experience in valuing certain securities. In each case, our independent valuation firms consider observable market inputs together with significant unobservable inputs in arriving at their valuation recommendations for such Level 3 categorized assets.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, our Adviser undertakes a multi-step valuation process each quarter, as described below:

(1)
Independent valuation firms engaged conduct independent appraisals and assessments for all the investments they have been engaged to review. If an independent valuation firm is not engaged during a particular quarter, the valuation may be conducted by the Adviser;
(2)
At least each quarter, the valuation will be reassessed and updated by the Adviser or an independent valuation firm to reflect company specific events and latest market data;
(3)
Preliminary valuation conclusions are then documented and discussed with senior management of our Adviser;
(4)
The Adviser discusses valuations and determines in good faith the fair value of each investment in our portfolio based on the input of the applicable independent valuation firm; and
(5)
For Level 3 investments entered into within the current quarter, the cost (purchase price adjusted for accreted original issue discount/amortized premium) or any recent comparable trade activity on the security investment shall be considered to reasonably approximate the fair value of the investment, provided that no material change has since occurred in the issuer’s business, significant inputs or the relevant environment.

Investments are valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. During the three months ended September 30, 2022, there were no significant changes to the Company’s valuation techniques and related inputs considered in the valuation process.

Derivative Instruments

The Company recognizes all derivative instruments as assets or liabilities at fair value in its consolidated financial statements. Derivative contracts entered into by the Company are not designated as hedging instruments, and as a result the Company presents changes in fair value and realized gains or losses through current period gains and losses.

Derivative instruments are measured in terms of the notional contract amount and derive their value based upon one or more underlying instruments. Derivative instruments are subject to various risks similar to non-derivative instruments including market, credit, liquidity, and operational risks. The Company manages these risks on an aggregate basis as part of its risk management process. The derivatives may require the Company to pay or receive an upfront fee or premium. These upfront fees or premiums are carried forward as cost or proceeds to the derivatives.

Valuation of Other Financial Assets and Financial Liabilities

ASC 825, Financial Instruments, permits an entity to choose, at specified election dates, to measure certain assets and liabilities at fair value (the “Fair Value Option”). We have not elected the Fair Value Option to report selected financial assets and financial liabilities. Debt issued by the Company is reported at amortized cost (see Note 5 to the consolidated financial statements). The carrying value of all other financial assets and liabilities approximates fair value due to their short maturities or their close proximity of the originations to the measurement date.

Realized Gains or Losses

Security transactions are accounted for on a trade date basis. Realized gains or losses on investments are calculated by using the specific identification method. Securities that have been called by the issuer are recorded at the call price on the call effective date.

Investment Income Recognition

Interest Income

Interest income is recorded on an accrual basis and includes the accretion of discounts and amortizations of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including loan origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion of discounts and amortization of premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period.

PIK Income

The Fund may have loans in its portfolio that contain PIK provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. Such income is included in interest income in the Fund’s statement of operations. If at any point the Fund believes PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest is generally reversed through interest income. To maintain the Fund’s status as a RIC, this non-cash source of income must be paid out to shareholders in the form of dividends, even though the Fund has not yet collected cash.

Dividend Income

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.

Fee Income

The Fund may receive various fees in the ordinary course of business such as structuring, consent, waiver, amendment, syndication fees as well as fees for managerial assistance rendered by the Fund to the portfolio companies. Such fees are recognized as income when earned or the services are rendered.

Non-Accrual Income

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Additionally, any original issue discount and market discount are no longer accreted to interest income as of the date the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Expenses

Expenses include management fees, performance-based incentive fees, interest expense, insurance expenses, administrative service fees, legal fees, directors’ fees, audit and tax service expenses, third-party valuation fees and other general and administrative expenses. Expenses are recognized on an accrual basis.

Organization Expenses

Costs associated with the organization of the Company were expensed as incurred. These expenses consisted primarily of legal fees and other costs of organizing the Company.

Offering Expenses

Costs associated with the offering of the Company’s shares are capitalized as “deferred offering costs” on the Consolidated Statements of Assets and Liabilities and amortized over a twelve-month period from incurrence. These expenses consist primarily of legal fees and other costs incurred in connection with the Company’s continuous offering.

Deferred Financing Costs and Debt Issuance Costs

Deferred financing and debt issuance costs represent fees and other direct incremental costs incurred in connection with the Company’s borrowings. These expenses are deferred and amortized into interest expense over the life of the related debt instrument using the straight-line method. Deferred financing costs related to revolving credit facilities are presented separately as an asset on the Company’s Consolidated Statements of Assets and Liabilities. Debt issuance costs related to any issuance of installment debt or notes are presented net against the outstanding debt balance of the related security.

Foreign Currency Translations

The accounting records of the Company are maintained in U.S. dollars. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the foreign exchange rate on the date of valuation. The Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. The Company’s investments in foreign securities may involve certain risks, including without limitation: foreign exchange restrictions, expropriation, taxation or other political, social or economic risks, all of which could affect the market and/or credit risk of the investment. In addition, changes in the relationship of foreign currencies to the U.S. dollar can significantly affect the value of these investments and therefore the earnings of the Company.

Allocation of Income, Expenses, Gains and Losses

Income, expenses (other than those attributable to a specific class), gains and losses are allocated to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

Distributions

Distributions to common stockholders are recorded on the record date. The amount to be paid out as a distribution is determined by the Board of Trustees and will depend on the Company's earnings, financial condition, maintenance of our tax treatment as a RIC, compliance with applicable BDC regulations and such factors as the Board may deem relevant from time to time. Although the gross distribution per share is generally equivalent for each share class, the net distribution for each share class is reduced for any class specific expenses, including distribution and servicing fees, if any.

Share Repurchases

In connection with the Company’s share repurchase programs, the cost of shares repurchased is charged to net assets on the trade date.

Federal and State Income Taxes

We have elected to be treated as a RIC under the Code and operate in a manner so as to qualify for the tax treatment applicable to RICs. To qualify as a RIC, the Company must (among other requirements) meet certain source-of-income and asset diversification requirements and timely distribute to its stockholders at least 90% of its investment company taxable income as defined by the Code, for each year. The Company (among other requirements) has made and intends to continue to make the requisite distributions to its stockholders, which will generally relieve the Company from corporate-level income taxes. For income tax purposes, distributions made to stockholders are reported as ordinary income, capital gains, non-taxable return of capital, or a combination thereof. The tax character of distributions paid to stockholders through December 31, 2022 may include return of capital, however, the exact amount cannot be determined at this point. The final determination of the tax character of distributions will not be made until we file Form 1099s for the tax year ending December 31, 2022. The character of income and gains that we will distribute is determined in accordance with income tax regulations that may differ from GAAP. Book and tax basis differences relating to stockholder dividend and distributions and other permanent book and tax difference are reclassified to paid-in capital.

If we do not distribute (or are not deemed to have distributed) at least 98% of our annual ordinary income and 98.2% of our capital gain net income for the 1-year period ending on October 31 of such calendar year, we will generally be required to pay excise tax equal to 4% of the amount by which 98% of our annual ordinary income and 98.2% of our capital gains exceed the distributions from such taxable income for the year. To the extent that we determine that our estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such taxable income, we accrue excise taxes, if any, on estimated undistributed taxable income.

If we fail to satisfy the annual distribution requirement or otherwise fail to qualify as a RIC in any taxable year, we would be subject to tax on all of our taxable income at regular corporate rates. Distribution would generally be taxable to our individual and other non-corporate taxable stockholders as ordinary dividend income eligible for the reduced maximum rate applicable to qualified dividend income to the extent of our current and accumulated earnings and profits provided certain holding period and other requirements are met. Subject to certain limitation under the Code, corporate distributions would be eligible for the dividend-received deduction. To qualify again to be taxed as a RIC in a subsequent year, we would be required to distribute to our stockholders our accumulated earnings and profits attributable to non RIC years. In addition, if we failed to qualify as a RIC for a period greater than two taxable years, then, in order to qualify as a RIC in a subsequent year, we would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if we had been liquidated) or, alternatively, be subject to taxation on such built-in gain recognized for a period of five years.

We follow ASC 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. Penalties or interest, if applicable, that may be assessed relating to income taxes would be classified as other operating expenses in the consolidated financial statements. As of September 30, 2022, there were no uncertain tax positions and no amounts accrued for interest or penalties. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof. Although we file both federal and state income tax returns, our major tax jurisdiction is federal.

Recent Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848),” which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848), which expanded the scope of Topic 848 to include derivative instruments impacted by discounting transition. ASU 2020-04 and ASU 2021-01 are effective for all entities through December 31, 2022. The expedients and exceptions provided by the amendments do not apply to contract modifications and hedging relationships entered into or evaluated after December 31, 2022, except for hedging transactions as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The Company is currently evaluating the impact of the adoption of ASU 2020-04 and 2021-01 on its consolidated financial statements.

Note 3. Agreements and Related Party Transactions

Investment Advisory Agreement

On July 22, 2021, the Company entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Adviser, pursuant to which the Adviser will manage the Company on a day-to-day basis. The Adviser is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring the Company’s investments and monitoring its investments and portfolio companies on an ongoing basis.

The Advisory Agreement is effective for an initial two-year term and thereafter will continue for successive annual periods provided that such continuance is specifically approved annually by a majority of the Board or by the holders of a majority of the Company’s outstanding voting securities and, in each case, a majority of the independent trustees. The Company may terminate the Advisory Agreement, without payment of any penalty, upon 60 days’ written notice. The Investment Advisory Agreement will automatically terminate in the event of its assignment within the meaning of the 1940 Act and related SEC guidance and interpretations.

The Company pays the Adviser a fee for its services under the Advisory Agreement consisting of two components, a base management fee and an incentive fee. The cost of both the base management fee and the incentive fee will ultimately be borne by the shareholders. Substantial additional fees and expenses may also be charged by the Administrator to the Company, which is an affiliate of the Adviser. The Adviser agreed to waive the management fee and incentive fee based on income through July 7, 2022.

Base Management Fee

The base management fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable month. For purposes of the Advisory Agreement, net assets means our total assets less liabilities determined on a consolidated basis in accordance with U.S. GAAP. For the first calendar month in which the Company had operations, net assets was measured as the beginning net assets as of the date on which the Company broke escrow for the initial offering. The Adviser agreed to waive the management fee and incentive fee based on income through July 7, 2022.

Incentive Fee

The incentive fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of our income and a portion is based on a percentage of our capital gains, each as described below.

A. Incentive Fee based on Income

The portion based on our income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that are received from portfolio companies) accrued during the calendar quarter, minus operating expenses accrued for the quarter (including the base management fee, expenses payable under the Administration Agreement entered into between the Company and the Administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any distribution and/or shareholder servicing fees).

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that has not yet been received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

The Company pays its Adviser an income based incentive fee with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•
No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized);
•
100% of the dollar amount of Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). This “catch-up” portion is meant to provide the Adviser with approximately 12.5% of Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.43% in any calendar quarter; and
•
12.5% of the dollar amount of Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.

These calculations are pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter. The Adviser agreed to waive the incentive fee based on income through July 7, 2022.

B. Incentive Fee based on Cumulative Net Realized Gains

The second part of the incentive fee is determined and payable in arrears as of the end of each calendar year in an amount equal to 12.5% of realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year. Fees are computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

For the three and nine months ended September 30, 2022, the Company recognized $5,979 and $14,209 respectively, of management fees, and $5,884 and $10,625, respectively, of incentive fees before impact of waived fees. For the three and nine months ended September 30, 2022, $366 and $8,596 respectively, of management fees, were waived and $386 and $5,127, of incentive fees, were waived.

As of September 30, 2022, management and performance-based incentive fees payable was $7,561. As of December 31, 2021, there were no amounts payable to the Adviser relating to management fees or incentive fees.

Administration Agreement

On July 22, 2021, the Company entered into an Administration Agreement (the “Administration Agreement”) with the Administrator. Under the terms of the Administration Agreement, the Administrator will provide, or oversee the performance of, administrative and compliance services, including, but not limited to, maintaining financial records, overseeing the calculation of net asset value (“NAV”), compliance monitoring (including diligence and oversight of other service providers), preparing reports to shareholders and reports filed with the Securities and Exchange Commission (the “SEC”), preparing materials and coordinating meetings of the Company’s Board of Trustees, managing the payment of expenses and the performance of administrative and professional services rendered by others and providing office space, equipment and office services. The Company will reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations under the Administration Agreement. Such reimbursement will include the Company’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to: (i) the Company’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Company; and (iii) any internal audit group personnel of AGM or any of its affiliates, subject to the limitations described in Advisory and Administration Agreements. In addition, pursuant to the terms of the Administration Agreement, the Administrator may delegate its obligations under the Administration Agreement to an affiliate or to a third party and the Company will reimburse the Administrator for any services performed by such affiliate or third party. The Administrator hired a sub-administrator to assist in the provision of administrative services. The sub-administrator will receive compensation for its sub-administrative services under a sub-administration agreement.

Sub-Administration Agreement

On January 6, 2022, the Administrator entered into a sub-administration agreement (the “Sub-Administration Agreement”) with State Street Bank and Trust Company. The sub-administrator will receive compensation for its sub-administrative services under the Sub-Administration Agreement.

Intermediary Manager Agreement

On November 10, 2021, the Company entered into an Intermediary Manager Agreement (the “Intermediary Manager Agreement”) with Apollo Global Securities, LLC. (the “Intermediary Manager”), an affiliate of the Adviser, which is a broker-dealer registered with the SEC and a member of Financial Industry Regulatory Authority, Inc. (“FINRA”). Under the terms of the Intermediary Manager Agreement, the Intermediary Manager will serve as the intermediary manager for the Company’s public offering of its common shares. The Intermediary Manager will be entitled to receive distribution and/or shareholder servicing fees monthly in arrears at an annual rate of 0.85% of the value of the Company’s net assets attributable to Class S shares as of the beginning of the first calendar day of the month. The Intermediary Manager will be entitled to receive distribution and/or shareholder servicing fees monthly in arrears at an annual rate of 0.25% of the value of the Company’s net assets attributable to Class D shares as of the beginning of the first calendar day of the month. No distribution and/or shareholding servicing fees will be paid with respect to Class I. The distribution and/or shareholder servicing fees will be payable to the Intermediary Manager, but the Intermediary Manager anticipates that all or a portion of the shareholder servicing fees will be retained by, or reallowed (paid) to, participating broker-dealers.

The Company will cease paying the distribution and/or shareholder servicing fees on the Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) a merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets or (iii) the date following the completion of the primary portion of our offering on which, in the aggregate, underwriting compensation from all sources in connection with the offering, including the distribution and/or shareholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from the primary offering. In addition, the Company will cease paying the distribution and/or shareholder servicing fees on any Class S share and Class D share in a shareholder’s account at the end of the month in which the Intermediary Manager in conjunction with the transfer agent determines that total brokerage commissions and distribution and/or shareholder servicing fees paid with respect to any such share held by such shareholder within such account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share. At the end of such month, each such Class S share or Class D share will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such share.

The Intermediary Manager is a broker-dealer registered with the SEC is a member of FINRA.

The Intermediary Manager Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Company’s trustees who are not “interested persons”, as defined in the 1940 Act, of the Company and who have no direct or indirect financial interest in the operation of the Company’s distribution plan or the Intermediary Manager Agreement or by vote a majority of the outstanding voting securities of the Company, on not more than 60 days’ written notice to the Intermediary Manager or the Adviser. The Intermediary Manager Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act.

Distribution and Servicing Plan

On July 22, 2021, the Board approved a distribution and servicing plan (the “Distribution and Servicing Plan”). The following table shows the shareholder servicing and/or distribution fees the Company will pay the Intermediary Manager with respect to the Class S, Class D and Class I on an annualized basis as a percentage of the Company’s NAV for such class. The shareholder servicing and/or distribution monthly in arrears, calculated using the NAV of the applicable class as of the beginning of the first calendar day of the month.

Subject to FINRA and other limitations on underwriting compensation, the Company will pay a shareholder servicing and/or distribution fee equal to 0.85% per annum of the Company’s net assets attributable to Class S shares as of the beginning of the first calendar day of the month and a shareholder servicing and/or distribution fee equal to 0.25% per annum of the Company’s net assets attributable to Class D shares as of the beginning of the first calendar day of the month.

Shareholder Servicing and/or Distribution Fee as a % of NAV
Class S shares	0.85%
Class D shares	0.25%
Class I shares	0.00%

The shareholder servicing and/or distribution fees is paid monthly in arrears, calculated using the NAV of the applicable class as of the beginning of the first calendar day of the month and subject to FINRA and other limitations on underwriting compensation. For the three and nine months ended September 30, 2022, the Company accrued distribution and shareholder servicing fees of $391 and $665, respectively, for Class S shares, $1 and $1, respectively, for Class D shares, and $0 and $0, respectively, for Class I shares.

The Intermediary Manager will reallow (pay) all or a portion of the shareholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing shareholder services performed by such brokers, and will waive shareholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services. Because the shareholder servicing and/or distribution fees with respect to Class S shares and Class D shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under the Company’s distribution reinvestment plan.

Eligibility to receive the shareholder servicing and/or distribution fee is conditioned on a broker providing the following ongoing services with respect to the Class S or Class D shares: assistance with recordkeeping, answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. If the applicable broker is not eligible to receive the shareholder servicing and/or distribution fee due to failure to provide these services, the Intermediary Manager will waive the shareholder servicing fee and/or distribution that broker would have otherwise been eligible to receive. The shareholder servicing and/or distribution fees are ongoing fees that are not paid at the time of purchase.

Expense Support and Conditional Reimbursement Agreement

The Company entered into an expense support and conditional reimbursement agreement (the “Expense Support Agreement”) with the Adviser. The Adviser may elect to pay certain expenses (each, an “Expense Payment”), provided that no portion of the payment will be used to pay any interest or distributions and/or shareholder servicing fees of the Company. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Company in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Company to the Adviser or its affiliates.

Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to the Company within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company shall be referred to herein as a “Reimbursement Payment”. “Available Operating Funds” means the sum of (i) net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

No Reimbursement Payment for any month will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) our “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by our net assets.

The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month.

The following table presents a summary of all expenses supported, and recouped, by the Adviser:

For the Month Ended	Amount of Expense Support	Recoupment of Expense Support	Unreimbursed Expense Support	Reimbursement Eligibility Expiration	Effective Rate of Distribution per Share	Operating Expense Ratio
January 31, 2022	$1,677	$—	$1,677	January 31, 2025	5.12%	1.36%
February 28, 2022	867	—	867	February 28, 2025	7.42%	0.86%
March 31, 2022	111	—	111	March 31, 2025	6.71%	0.68%
April 30, 2022	1,778	—	1,778	April 30, 2025	6.96%	0.60%
	$4,433	$—	$4,433

For the three and nine months ended September 30, 2022, the Adviser made Expense Payments in the amount of $0 and $4,433, respectively. For the three and nine months ended September 30, 2022, there were no Reimbursement Payments made to the Adviser.

Escrow Agreement

On October 14, 2021, the Company entered into an escrow agreement (the “Escrow Agreement”) with UMB Bank, N.A. The Company received purchase orders and held investors’ funds in an interest-bearing escrow account until it received purchase orders for at least $100 million (excluding any shares purchased by the Adviser, its affiliates and the Company’s trustees and officers but including any shares purchased in any private offerings), and the Board authorized the release of the escrowed purchase order proceeds to the Company, which occurred on January 7, 2022.

Note 4. Investments

Fair Value Measurement and Disclosures

The following table shows the composition of our investment as of September 30, 2022, with the fair value disaggregated into the three levels of the fair value hierarchy in accordance with ASC 820:

			Fair Value Hierarchy
	Cost	Fair Value	Level 1	Level 2	Level 3
First Lien Secured Debt	$4,069,076	$3,928,939	$—	$1,452,990	$2,475,948
Unsecured Debt	70,628	50,790	—	50,791	—
Common Equity/Interests	200	194	—	—	194
Preferred Equity	100	100	—	—	100
Total Investments before Cash Equivalents	$4,140,004	$3,980,023	$—	$1,503,781	$2,476,242
Money Market Fund	$4	$4	$4	$—	$—
Total Cash Equivalents	$4	$4	$4	$—	$—
Total Investments after Cash Equivalents	$4,140,008	$3,980,027	$4	$1,503,781	$2,476,242

As of December 31, 2021, the Company did not hold any investments.

The following tables shows changes in the fair value of our Level 3 investments during the three and nine months ended September 30, 2022:

	Three Months Ended September 30, 2022
	First Lien Secured Debt	Unsecured Debt	Common Equity/Interests	Preferred Equity	Total
Fair value as of June 30, 2022	$1,965,218	$—	$50	$—	$1,965,268
Net realized gains (losses)	389	—	—	—	389
Net change in unrealized gains (losses)	(14,209)	—	(6)	1	(14,214)
Net amortization on investments	1,334	—	—	—	1,334
Purchases, including capitalized PIK (3)	564,731	—	150	99	564,981
Sales	(70,692)	—	—	—	(70,692)
Transfers out of Level 3 (1)	—	—	—	—	—
Transfers into Level 3 (1)	29,177	—	—	—	29,177
Fair value as of September 30, 2022	$2,475,948	$—	$194	$100	$2,476,242

Net change in unrealized gains (losses) on Level 3 investments still held as of September 30, 2022	$(13,100)	$—	$(6)	$1	$(13,100)

	Nine Months Ended September 30, 2022
	First Lien Secured Debt	Unsecured Debt	Common Equity/Interests	Preferred Equity	Total
Fair value as of December 31, 2021	$—	$—	$—	$—	$—
Net realized gains (losses)	3,894	182	—	—	4,076
Net change in unrealized gains (losses)	(32,544)	—	(6)	1	(32,549)
Net amortization on investments	2,503	—	—	—	2,503
Purchases, including capitalized PIK	2,460,013	19,958	200	99	2,480,271
Sales	(249,935)	(20,140)	—	—	(270,075)
Transfers out of Level 3 (1)	—	—	—	—	—
Transfers into Level 3 (1)	292,017	—	—	—	292,017
Fair value as of September 30, 2022	$2,475,948	$—	$194	$100	$2,476,242

Net change in unrealized gains (losses) on Level 3 investments still held as of September 30, 2022	$(32,384)	$—	$(6)	$1	$(32,390)
(1)
Transfers out (if any) of Level 3 are due to an increase in the quantity and reliability of broker quotes obtained and transfers into (if any) Level 3 are due to a decrease in the quantity and reliability of broker quotes obtained as assessed by the Investment Adviser. Transfers are assumed to have occurred at the end of the period. There were no transfers between Level 1 and Level 2 fair value measurements during the periods shown.
(2)
Includes unfunded commitments measured at fair value of $(3,450).

The following table summarizes the significant unobservable inputs the Company used to value its investments categorized within Level 3 as of September 30, 2022. In addition to the techniques and inputs noted in the tables below, according to our valuation policy we may also use other valuation techniques and methodologies when determining our fair value measurements. The below table is not intended to be all-inclusive, but rather provide information on the significant unobservable inputs as they relate to the Company’s determination of fair values.

The unobservable inputs used in the fair value measurement of our Level 3 investments as of September 30, 2022 were as follows:

		Quantitative Information about Level 3 Fair Value Measurements
Asset Category	Fair Value	Valuation Techniques/Methodologies	Unobservable Input	Range			Weighted Average (1)
First Lien Secured Debt	$1,948,252	Yield Analysis	Discount Rate	7.9%	-	11.5%	9.8%
	490,960	Recent Transaction	Recent Transaction	N/A		N/A	N/A
	36,736	Market Comparable Technique	Comparable Multiple	7.00x	-	7.00x	7.00x
		Recoverability	Recoverability %	62.5%	-	62.5%	62.5%
Common Equity/Interests	150	Recent Transaction	Recent Transaction	N/A		N/A	N/A
	44	Market Comparable Technique	Comparable Multiple	9.00x	-	9.00x	9.00x
Preferred Equity	100	Recent Transaction	Recent Transaction	N/A		N/A	N/A
Total Level 3 Investments	$2,476,242
(1)
The weighted average information is generally derived by assigning each disclosed unobservable input a proportionate weight based on the fair value of the related investment. For the commodity price unobservable input, the weighted average price is an undiscounted price based upon the estimated production level from the underlying reserves.

The significant unobservable inputs used in the fair value measurement of the Company’s debt and equity securities are primarily earnings before interest, taxes, depreciation and amortization (“EBITDA”) comparable multiples and market discount rates. The Company typically uses EBITDA comparable multiples on its equity securities to determine the fair value of investments. The Company uses market discount rates for debt securities to determine if the effective yield on a debt security is commensurate with the market yields for that type of debt security. If a debt security’s effective yield is significantly less than the market yield for a similar debt security with a similar credit profile, the resulting fair value of the debt security may be lower. For certain investments where fair value is derived based on a recovery analysis, the Company uses underlying commodity prices from third party market pricing services to determine the fair value and/or recoverable amount, which represents the proceeds expected to be collected through asset sales or liquidation. Further, for certain investments, the Company also considered the probability of future events which are not in management’s control. Significant increases or decreases in any of these inputs in isolation would result in a significantly lower or higher fair value measurement. The significant unobservable inputs used in the fair value measurement of the structured products include the discount rate applied in the valuation models in addition to default and recovery rates applied to projected cash flows in the valuation models. Specifically, when a discounted cash flow model is used to determine fair value, the significant input used in the valuation model is the discount rate applied to present value the projected cash flows. Increases in the discount rate can significantly lower the fair value of an investment; conversely decreases in the discount rate can significantly increase the fair value of an investment. The discount rate is determined based on the market rates an investor would expect for a similar investment with similar risks.

Investment Transactions

For the three and nine months ended September 30, 2022, purchases of investments on a trade date basis were $760,047 and $5,826,781, respectively. For the three and nine months ended September 30, 2022, sales and repayments (including prepayments and unamortized fees) of investments on a trade date basis were $454,521 and $1,674,871, respectively.

PIK Income

The Company holds loans and other investments, including certain preferred equity investments, that have contractual PIK income. PIK income computed at the contractual rate is accrued into income and reflected as receivable up to the capitalization date. During the three and nine months ended September 30, 2022, PIK income earned was $1,679 and $3,627, respectively.

The following table shows the change in capitalized PIK balance for the three and nine months ended September 30, 2022:

	Three Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2022
PIK balance at beginning of period	$1,893	$—
PIK income capitalized	1,735	3,627
Adjustments due to investments exited or written off	—	—
PIK income received in cash	—	—
PIK balance at end of period	$3,627	$3,627

Note 5. Debt and Foreign Currency Transactions and Translations

In accordance with the 1940 Act, with certain limitations, the Company is allowed to borrow amounts such that its asset coverage, as defined in the 1940 Act, is at least 150% after such borrowing. As of September 30, 2022, the Company’s asset coverage was 194.8%.

The Company’s outstanding debt obligations were as follows:

	September 30, 2022
	Aggregate Principal Committed	Outstanding Principal	Fair Value		Unused Portion (1)	Amount Available (2)
Revolving Credit Facility	$2,085,000	$1,076,504	$1,063,461	(3)	$1,008,496	$524,935
Cardinal Funding LLC	500,000	460,966	454,717	(3)	39,034	33,538
Grouse Funding LLC	250,000	148,000	148,000	(3)	102,000	28,974
Mallard Funding LLC	500,000	380,823	377,667	(3)	119,177	39,141
Total Debt Obligations	$3,335,000	$2,066,293	$2,043,845		$1,268,707	$626,588
Deferred Financing Costs and Debt Discount		(20,130)
Total Debt Obligations, net of Deferred Financing Cost and Debt Discount		$2,046,163

(1)
The unused portion is the amount upon which commitment fees, if any, are based.
(2)
The amount available reflects any limitations related to each respective credit facility’s borrowing base.
(3)
The fair value of these debt obligations would be categorized as Level 3 under ASC 820 as of September 30, 2022. The valuation is based on a yield analysis and discount rate commensurate with the market yields for similar types of debt.

The following table summarizes the average and maximum debt outstanding, and the interest and debt issuance cost for the three and nine months ended September 30, 2022:

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Average debt outstanding	$1,965,705	$1,195,556
Maximum amount of debt outstanding	2,202,477	2,202,477

Weighted average annualized interest cost (1)	4.34%	3.99%
Annualized amortized debt issuance cost	0.24%	0.31%
Total annualized interest cost	4.58%	4.30%

Average 1-month SOFR rate	2.6%	1.7%

(1)
Includes the stated interest expense and commitment fees on the unused portion of the Senior Secured Facility. Commitment fees for the three and nine months ended September 30, 2022 were $1,827 and $5,271.

The components of interest expense were as follows:

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Borrowing interest expense	$19,944	$29,678
Facility unused fees	1,827	5,271
Amortization of financing costs and debt issuance costs	1,185	2,693
Total interest expense	$22,956	$37,642

Senior Secured Facility

On March 11, 2022, the Company entered into a senior secured, multi-currency, revolving credit facility (the “Senior Secured Facility”) with J.P. Morgan Chase Bank, N.A. The aggregate lender commitments under the Senior Secured Facility on March 11, 2022 were $1.835 billion. On June 7, 2022, the Company entered into an amendment to its Senior Secured Facility to increase the multicurrency commitments from $1.835 billion to $2.085 billion. The Company may seek additional commitments from new and existing lenders in the future, up to an aggregate facility size not to exceed approximately $2.753 billion. The scheduled maturity date of the Facility is March 11, 2027.

Loans under the Facility denominated in US dollars will bear interest, at the Company’s option, at the base rate plus a spread of 0.75% to 0.875% or the term SOFR rate plus a credit spread adjustment of 0.10% and spread of 1.75% to 1.875%, in each case, with such spread being determined based on the total amount of the Gross Borrowing Base relative to the total Covered Debt Amount, as of the date of determination. Loans under the Facility denominated in currencies other than US dollars will bear interest at certain local rates consistent with market standards. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of the applicable interest period in the case of loans bearing interest at the term SOFR rate (or at each three month interval in the case of loans with interest periods greater than three months). The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in substantially all of the Company’s assets.

In connection with the Revolving Credit Facility, the Company has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition, the Company must comply with the following financial covenants: (a) the Company must maintain a minimum shareholders’ equity, measured as of each fiscal quarter end; and (b) the Company must maintain at all times a 150% asset coverage ratio.

The Revolving Credit Facility contains customary events of default for similar financing transactions. Upon the occurrence and during the continuation of an event of default, J.P. Morgan Chase Bank, N.A. may terminate the commitments and declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable.

As of September 30, 2022, the Company was in compliance with all covenants and other requirements of the Revolving Credit Facility.

SPV Financing Facilities

The following wholly-owned subsidiaries of the Company have entered into secured financing facilities, as described below: Cardinal Funding LLC, Mallard Funding LLC, and Grouse Funding LLC, which are collectively referred to as the “SPVs”, and the secured financing facilities described below are collectively referred to as the “SPV Financing Facilities”.

The obligations of each SPV to the lenders under the applicable SPV Financing Facility are secured by a first priority security interest in all of the applicable SPV’s portfolio investments and cash. The obligations of each SPV under the applicable SPV Financing Facility are non-recourse to the Company, and the Company’s exposure to the credit facility is limited to the value of its investment in the applicable SPV.

In connection with the SPV Financing Facilities, the applicable SPV has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. Each SPV Financing Facility contains customary events of default for similar financing transactions, including if a change of control of the applicable SPV occurs. Upon the occurrence and during the continuation of an event of default, the lenders under the applicable SPV Financing Facility may declare the outstanding advances and all other obligations under the applicable SPV Financing Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that the applicable SPV obtain the consent of the lenders under the applicable SPV Financing Facility prior to entering into any sale or disposition with respect to portfolio investments.

As of September 30, 2022, the Company was in compliance with all covenants and other requirements of the SPV Financing Facilities.

Cardinal Funding LLC

On January 7, 2022, Cardinal Funding LLC (“Cardinal Funding”), a Delaware limited liability company and newly formed subsidiary of the Company, entered into a Credit and Security Agreement (the “Cardinal Funding Secured Credit Facility”), with Cardinal Funding, as borrower, the Company, in its capacity as collateral manager and in its capacity as equity holder, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, and The Bank of New York Mellon Trust Company, National Association, as collateral agent, custodian and collateral administrator.

The maximum principal amount of the Cardinal Funding Secured Credit Facility as of the Closing Date is $500 million, which can be drawn in multiple currencies subject to certain conditions; the availability of this amount is subject to the borrowing base, which is determined on the basis of the value and types of Cardinal Funding’s assets from time to time, and satisfaction of certain conditions, including certain concentration limits. Amounts drawn under the Cardinal Funding Secured Credit Facility, will bear interest at the Term SOFR Reference Rate, the CDOR Rate, SONIA or the EURIBOR Rate (the “Applicable Reference Rate”), in each case, plus a margin. Advances used to finance the purchase or origination of broadly syndicated loans under the Cardinal Funding Secured Credit Facility initially bear interest at the Applicable Reference Rate plus a spread of 1.70%. Advances used to finance the purchase or origination of private credit loans under the Cardinal Funding Secured Credit Facility initially bear interest at the Applicable Reference Rate plus a spread of 2.20%. Advances used to finance the purchase or origination of any other eligible loans under the Cardinal Funding Secured Credit Facility initially bear interest at the Applicable Reference Rate plus a spread of 2.45%. After the expiration of a three-year reinvestment period, the applicable margin on outstanding advances will be increased by 0.50% per annum. All amounts outstanding under the Cardinal Funding Secured Credit Facility must be repaid by the date that is five years after the closing date of the Cardinal Funding Secured Credit Facility. The contractual maturity date of the Cardinal Funding Secured Credit Facility is January 7, 2027.

On April 7, 2022, Cardinal Funding, entered into Amendment No. 1 (the “First Credit Facility Amendment”), by and among Cardinal Funding, as borrower, the Company, in its capacity as collateral manager and in its capacity as equity holder, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, and The Bank of New York Mellon Trust Company, National Association, as collateral agent, custodian and collateral administrator.

The First Credit Facility Amendment amends the Cardinal Funding Secured Credit Facility to (i) increase the additional aggregate commitment size which Cardinal Funding can request from the lenders under the Cardinal Funding Secured Credit Facility from $750,000,000 to $1,350,000,000, (ii) add a new revolving lender to the Cardinal Funding Secured Credit Facility and (iii) allow Cardinal Funding to finance bonds under the Cardinal Funding Secured Credit Facility. Advances used to finance bonds under the Cardinal Funding Secured Credit Facility initially bear interest at the Applicable Reference Rate plus a spread of 2.0%.

Mallard Funding LLC

On January 7, 2022, Mallard Funding LLC (“Mallard Funding”), a Delaware limited liability company and newly formed subsidiary of the Company, entered into a Loan and Servicing Agreement (the “Mallard Funding Loan and Servicing Agreement”), with Mallard Funding, as borrower, the Company, in its capacity as servicer and in its capacity as transferor, the lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and The Bank of New York Mellon Trust Company, National Association, as collateral agent, account bank and collateral custodian.

The maximum principal amount of the Mallard Funding Loan and Servicing Agreement as of the Closing Date is $500 million, which can be drawn in multiple currencies subject to certain conditions; the availability of this amount is subject to the borrowing base, which is determined on the basis of the value and types of Mallard Funding’s assets from time to time, and satisfaction of certain conditions, including certain concentration limits. Under the Mallard Funding Loan and Servicing Agreement, Mallard Funding is permitted to borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the Mallard Funding Loan and Servicing Agreement, will bear interest at Adjusted Term SOFR, the CDOR Rate, Daily Simple SONIA or the EURIBOR Rate (the “Mallard Funding Applicable Reference Rate”), in each case, plus a margin. Advances used to finance the purchase or origination of broadly syndicated loans under the Mallard Funding Loan and Servicing Agreement bear interest at the Mallard Funding Applicable Reference Rate plus a spread of (x) during the nine months subsequent to the Closing Date (the "Ramp-Up Period"), 1.60%, (y) after the end of the Ramp-Up Period and prior to the Mallard Funding Commitment Termination Date (as defined by the Mallard Funding Loan and Servicing Agreement), 2.00% and (z) after the Mallard Funding Commitment Termination Date, 2.25%. Advances used to finance the purchase or origination of middle market loans under the Mallard Funding Loan and Servicing Agreement initially bear interest at the Mallard Funding Applicable Reference Rate plus a spread of (x) prior to the Mallard Funding Commitment Termination Date, 2.00% and (y) after the Mallard Funding Commitment Termination Date, 2.25%. All amounts outstanding under the Mallard Funding Loan and Servicing Agreement must be repaid by the date that is five years after the closing date of the Mallard Funding Loan and Servicing Agreement. The contractual maturity date under the Mallard Funding Loan and Servicing Agreement is January 7, 2027.

Grouse Funding LLC

On July 7, 2022 (the “Closing Date”), Grouse Funding LLC (“Grouse Funding”), a Delaware limited liability company and newly formed subsidiary of Apollo Debt Solutions BDC, a Delaware statutory trust (the “Company” or “us”), entered into a Credit Agreement (the “Grouse Funding Secured Credit Facility”), with Grouse Funding, as borrower, the lenders from time to time parties thereto, Goldman Sachs Bank USA, as syndication agent and administrative agent, State Street Bank and Trust Company, as collateral agent and collateral custodian, and Virtus Group, LP, as collateral administrator.

From time to time, the Company expects to sell and contribute certain investments to Grouse Funding pursuant to a Sale and Contribution Agreement, dated as of the Closing Date, by and between the Company and Grouse Funding. No gain or loss will be recognized as a result of the contribution. Proceeds from the Grouse Funding Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by Grouse Funding, including the purchase of such assets from the Company. We retain a residual interest in assets contributed to or acquired by Grouse Funding through our ownership of Grouse Funding. The maximum principal amount of the Grouse Funding Secured Credit Facility as of the Closing Date is $250 million, which can be drawn in U.S. Dollars subject to certain conditions; the availability of this amount is subject to the borrowing base, which is determined on the basis of the value and types of Grouse Funding’s assets from time to time, and satisfaction of certain conditions, including certain concentration limits.

The Grouse Funding Secured Credit Facility provides for the ability to draw and redraw revolving loans under the Grouse Funding Secured Credit Facility for a period of up to three years after the Closing Date unless the commitments are terminated sooner as provided in the Grouse Funding Secured Credit Facility (the “Commitment Termination Date”). Unless otherwise terminated, the Grouse Funding Secured Credit Facility will mature on the date which is five years after the Closing Date (the “Final Maturity Date”). Prior to the Commitment Termination Date, proceeds received by Grouse Funding from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company, subject to certain conditions. Following the Commitment Termination Date but prior to the Final Maturity Date, proceeds received by Grouse Funding from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, as well as principal on outstanding borrowings in accordance with the terms of the Grouse Funding Secured Credit Facility, and the excess may be returned to the Company, subject to certain conditions. On the Final Maturity Date, Grouse Funding must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company.

Under the Grouse Funding Secured Credit Facility, Grouse Funding is permitted to borrow amounts in U.S. dollars. Amounts drawn under the Grouse Funding Secured Credit Facility will bear interest at Term SOFR plus a margin. Advances used to finance the purchase or origination of broadly syndicated loans under the Grouse Funding Secured Credit Facility initially bear interest at Term SOFR plus a spread of 2.40%, except that following the application of a rebate amount the spread on broadly syndicated loans shall be 1.85%. Advances used to finance the purchase or origination of bonds or loans that are not broadly syndicated loans, that in either case have an EBITDA of $100 million or above, under the Grouse Funding Secured Credit Facility initially bear interest at Term SOFR plus a spread of 2.15%. Advances used to finance the purchase or origination of any other eligible loans or bonds under the Grouse Funding Secured Credit Facility initially bear interest at Term SOFR plus a spread of 2.40%. The Grouse Funding Secured Credit Facility contains customary covenants, including certain limitations on the activities of Grouse Funding, including limitations on incurrence of incremental indebtedness, and customary events of default. The Grouse Funding Secured Credit Facility is secured by a perfected first priority security interest in the assets of Grouse Funding and on any payments received by Grouse Funding in respect of those assets. Assets pledged to the lenders under the Grouse Funding Secured Credit Facility will not be available to pay the debts of the Company.

Foreign Currency Transactions and Translations

The Company had the following foreign-denominated debt obligations outstanding on its Senior Secured Facility and SPV Financing Facilities as of September 30, 2022:

	September 30, 2022
	Original Principal Amount (Local)		Original Principal Amount (USD)	Principal Amount Outstanding	Unrealized Gain/(Loss)	Reset Date
British Pound		£61,000	74,277	68,110	6,167	10/31/2022
British Pound		£4,000	5,425	4,466	959	11/1/2022
British Pound		£6,200	8,408	6,923	1,485	10/31/2022
Australian Dollar	A$	10,000	7,402	6,396	1,006	10/31/2022
European Euro		€283,500	288,308	277,844	10,464	10/31/2022
Swedish Krona	kr	35,000	3,332	3,154	178	10/31/2022
Total			387,152	366,893	20,259

Note 6. Net Assets

The Company has the authority to issue an unlimited number of common shares of beneficial interest at $0.01 per share par value.

On July 22, 2021, an affiliate of the Adviser purchased 2,000 shares of the Company’s Class I common shares at $25.00 per share.

On January 7, 2022, the Company had satisfied the minimum offering requirement, and the Company’s Board authorized the release of proceeds from escrow. As of such date, the Company issued and sold 26,258,912 shares (consisting all of Class I shares at an offering price of $25.00 per share; no Class S or Class D shares were issued or sold as of such date), and the escrow agent released net proceeds of approximately $656,473 to the Company as payment for such shares.

The following table summarizes transactions in common shares of beneficial interest during the three and nine months ended September 30, 2022:

	Three Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2022
	Shares	Amount	Shares	Amount
Class S:
Proceeds from shares sold	3,176,969	$74,030	8,916,542	$214,812
Repurchase of common shares	(2,131)	(49)	(7,233)	(165)
Early repurchase deduction	—	1	—	3
Distributions reinvested	64,142	1,495	95,242	2,248
Net increase (decrease)	3,238,980	$75,477	9,004,551	$216,898
Class D:
Proceeds from shares sold	120,416	$2,817	120,416	$2,817
Repurchase of common shares	—	—	—	—
Early repurchase deduction	—	—	—	—
Distributions reinvested	319	7	319	7
Net increase (decrease)	120,735	$2,824	120,735	$2,824
Class I:
Proceeds from shares sold	9,056,629	$210,157	75,194,730	$1,855,621
Repurchase of common shares	(250,113)	(5,744)	(326,288)	(7,486)
Early repurchase deduction	—	115	—	150
Distributions reinvested	655,606	15,268	1,302,235	31,087
Net increase (decrease)	9,462,122	$219,796	76,170,677	$1,879,372
Total net increase (decrease)	12,821,837	$298,097	85,295,963	$2,099,094
Net Asset Value per Share and Offering Price

The Company determines NAV for each class of shares as of the last day of each calendar month. Share issuances related to monthly subscriptions are effective the first calendar day of each month. Shares are issued at an offering price equivalent to the most recent NAV per share available for each share class, which will be the prior calendar day NAV per share (i.e. the prior month-end NAV). The following table summarizes each month-end NAV per share for Class S, Class D and Class I common shares during the nine months ended September 30, 2022:

	NAV Per Share
For the Month Ended	Class S	Class D	Class I
January 31, 2022	$25.04	$—	$25.04
February 28, 2022	24.74	—	24.74
March 31, 2022	24.71	—	24.71
April 30, 2022	24.63	—	24.63
May 31, 2022	23.72	—	23.72
June 30, 2022	22.87	—	22.87
July 31, 2022	23.43	23.43	23.43
August 31, 2022	23.55	23.55	23.55
September 30, 2022	22.97	22.97	22.97

Distributions

The Board authorizes and declares monthly distribution amounts per share of Class S, Class D and Class I common shares. The following table presents distributions that were declared during the nine months ended September 30, 2022:

			Class S Distributions		Class D Distributions		Class I Distributions
Declaration Date	Record Date	Payment Date	Per Share	Amount*	Per Share	Amount*	Per Share	Amount*
January 31, 2022	January 31, 2022	March 7, 2022	$—	$—	$—	$—	$0.1045	$2,744
February 28, 2022	February 28, 2022	April 1, 2022	0.1245	22	—	—	0.1408	6,096
March 29, 2022	March 31, 2022	April 29, 2022	0.1229	225	—	—	0.1408	7,472
April 21, 2022	April 30, 2022	May 26, 2022	0.1235	426	—	—	0.1408	8,388
May 20, 2022	May 31, 2022	June 28, 2022	0.1230	576	—	—	0.1408	9,105
June 22, 2022	June 30, 2022	July 28, 2022	0.1242	717	—	—	0.1408	9,404
July 25, 2022	July 31, 2022	August 29, 2022	0.1243	842	0.1359	3	0.1408	10,012
August 23, 2022	August 31, 2022	September 28, 2022	0.1239	956	0.1358	7	0.1408	10,366
September 22, 2022	September 30, 2022	October 28, 2022	0.1243	1,120	0.1360	16	0.1408	10,760
			$0.9907	$4,883	$0.4077	$27	$1.2309	$74,347

* Totals may not foot due to rounding.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan, pursuant to which the Company will reinvest all cash dividends declared by the Board on behalf of our shareholders who do not elect to receive their dividends in cash as provided below. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to three decimal places.

Character of Distributions

The Company may fund its cash distributions to shareholders from any source of funds available to the Company, including but not limited to offering proceeds, net investment income from operations, capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from the Adviser, which is subject to recoupment.

Through September 30, 2022, a portion of the Company’s distributions resulted from expense support from the Adviser, and future distributions may result from expense support from the Adviser, each of which is subject to repayment by the Company within three years from the date of payment. The purpose of this arrangement avoids distributions being characterized as a return of capital for U.S. federal income tax purposes. Shareholders should understand that any such distribution is not based solely on the Company’s investment performance, and can only be sustained if the Company achieves positive investment performance in future periods and/or the Adviser continues to provide expense support. Shareholders should also understand that the Company’s future repayments of expense support will reduce the distributions that they would otherwise receive. There can be no assurance that the Company will achieve the performance necessary to sustain these distributions, or be able to pay distributions at all.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following table reflects the sources of cash distributions on a U.S. GAAP basis that the Company has declared on its shares of common stock during the nine months ended September 30, 2022:

	Class S		Class D		Class I
Source of Distribution	Per Share	Amount	Per Share	Amount	Per Share	Amount
Net investment income	$0.9907	$4,884	$0.4077	$27	$1.2059	$73,690
Net realized gains	—	—	—	—	0.0083	218
Distributions in excess of net investment income	—	—	—	—	0.0167	439
	$0.9907	$4,884	$0.4077	$27	$1.2309	$74,347

Share Repurchase Program

At the discretion of our Board of Trustees, the Company intends to commence a share repurchase program in which it intends to repurchase the Company’s common shares outstanding as of the close of the previous calendar quarter. The Board of Trustees may amend or suspend the share repurchase program if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of our shareholders. As a result, share repurchases may not be available each quarter. Should the Board of Trustees suspend the share repurchase program, the Board of Trustees will consider whether the continued suspension of the program is in the best interests of the Company and shareholders on a quarterly basis. The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act. All shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under the share repurchase plan, to the extent the Company offers to repurchase shares in any particular quarter, it is expected to repurchase shares pursuant to tender offers on or around the last business day of that quarter using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

The following table further summarizes the share repurchases completed during the nine months ended September 30, 2022:

Repurchase Deadline Request	Percentage of Outstanding Shares the Company Offered to Repurchase	Price Paid Per Share	Repurchase Pricing Date	Amount Repurchased (all classes)	Number of Shares Repurchased (all classes)	Percentage of Outstanding Shares Repurchased	Maximum number of shares that were available for purchase under the repurchase plan
June 17, 2022	5.00%	$22.87	June 30, 2022	$1,821	81,278	0.11%	2,745,085
September 13, 2022	5.00%	22.97	September 30, 2022	5,677	252,244	0.01%	3,623,806

There were no share repurchases during the year ended December 31, 2021.

Note 7. Commitments and Contingencies

The Company has various commitments to fund various revolving and delayed draw senior secured and subordinated loans, including commitments to issue letters of credit through a financial intermediary on behalf of certain portfolio companies. As of September 30, 2022, the Company had the following unfunded commitments to its portfolio companies:

September 30, 2022
Unfunded revolver obligations, bridge loan and backstop commitments (1)	$237,484
Standby letters of credit issued and outstanding (2)	380
Unfunded delayed draw loan commitments (3)	213,646
Total Unfunded Commitments (4)	$451,510
(1)
The unfunded revolver obligations may or may not be funded to the borrowing party in the future. The amounts relate to loans with various maturity dates, but the entire amount was eligible for funding to the borrowers as of September 30, 2022, subject to the terms of each loan’s respective credit agreements which includes borrowing covenants that need to be met prior to funding. As of September 30, 2022, the bridge loan and backstop commitments included in the balances was $181,000.
(2)
For all these letters of credit issued and outstanding, the Company would be required to make payments to third parties if the portfolio companies were to default on their related payment obligations. None of the letters of credit issued and outstanding are recorded as a liability on the Company’s Consolidated Statements of Assets and Liabilities as such letters of credit are considered in the valuation of the investments in the portfolio company.
(3)
The Company’s commitment to fund delayed draw loans is triggered upon the satisfaction of certain pre-negotiated terms and conditions which can include covenants to maintain specified leverage levels and other related borrowing base covenants. For commitments to fund delayed draw loans with performance thresholds, borrowers are required to meet certain performance requirements before the Company is obligated to fulfill these commitments.
(4)
Additionally, from time to time, the Adviser and its affiliates may commit to an investment on behalf of the funds it manages, including the Company. Certain terms of these investments are not finalized at the time of the commitment and each respective fund's allocation may change prior to the date of funding. In this regard, the Company may have to fund additional commitments in the future that it is currently not obligated to but may be at a future point in time.

Organizational and Offering Costs

The Adviser agreed to bear all of the Company’s organization and offering expenses through the date on which the Company broke escrow for the initial offering of its common shares. The Company is obligated to reimburse the Adviser for such expenses incurred upon breaking escrow for our offering. The total organization and offering costs incurred through September 30, 2022 were $2,940, which was recognized by the Company when it broke escrow for the initial offering of its common shares.

Warehousing Transactions

The Company entered into a warehousing transaction whereby the Company agreed, subject to certain conditions, to purchase certain assets from parties unaffiliated with the Adviser. The warehousing transaction was designed to assist the Company in deploying capital upon receipt of subscription proceeds.

On February 22, 2021, the Company entered into a Facility Agreement (“Facility Agreement”), which was subsequently amended on August 17, 2021, with Goldman Sachs Bank USA (the “Financing Provider”). The Facility Agreement creates a forward obligation of the Financing Provider to sell, and a forward obligation of the Company, or its designee, to purchase certain investments (the “Portfolio Investments”) owned and held by the Financing Provider at the Company’s request. Pursuant to the Facility Agreement, the Company may request the Financing Provider to acquire Portfolio Investments as it designates from time to time, which the Financing Provider can approve or reject in its sole and absolute discretion. Prior to any sale to the Company, the Portfolio Investments will be owned and held solely for the account of the Financing Provider. ADS will have no obligation to purchase the Portfolio Investments under the Facility Agreement until such time the Company has received subscriptions for its shares of at least $600 million (the “Capital Condition”). After the Company has met the Capital Condition, it will be obligated to purchase the Portfolio Investments from the Financing Provider on or before February 22, 2022 (the “Facility End Date”). ADS may elect, but is not obligated to, purchase Portfolio Investments prior to the Facility End Date or prior to or without meeting the Capital Condition. In consideration for the forward arrangement provided by the Financing Provider (the amount of the arrangement will not exceed $250 million before May 22, 2021 and $500 million between such date and the Facility End Date (the “Financing Amount”), the Company has agreed to pay certain fees and expenses to the Financing Provider, including (i) a facility fee at an annual rate of LIBOR plus 1.77% multiplied by the cash amount paid by the Financing Provider (subject to adjustment for, among other things, cash amounts received by the Financing Provider) for such Portfolio Investment (the “Funded Amount”) while it is being held by the Financing Provider, (ii) an unused fee at an annual rate of 0.50% of the unused Financing Amount minus the greater of (A) the Minimum Utilization Amount and (B) the Funded Amount, and (iii) a minimum utilization fee at an annual rate of 1.77% of (the “Minimum Utilization Amount”) (A) prior to May 22, 2021, 50% of the Financing Amount at such time and (B) on or after May 22, 2021, and prior to the Facility End Date, 75% of the Financing Amount at such time. As a general matter, the price the Company would pay to purchase any Portfolio Investment from the Financing Provider equals the cash amount paid by the Financing Provider subject to adjustment for, among other things, principal repayments and interest amounts earned by the Financing Provider. Accordingly, shareholders will benefit from any interest paid or accrued on any Portfolio Investment purchased by the Company.

Effective January 7, 2022, the Company had a contractual obligation to acquire all assets under the Facility Agreement through forward purchase agreement on or before September 30, 2022. The mark-to-market gain/loss of all investments held by the Financing Provider, in addition to other economic rights and obligations held by the Company, are recognized in the Company’s consolidated financial statements. These gains (losses) are realized at the time the Company settles on the purchases of each underlying asset from the Financing Provider.

For the nine months ended September 30, 2022, the Company purchased debt investments from the Financing Provider with an aggregate principal amount of $436 million (excluding unfunded revolvers and delayed draw positions of $0.2 million), at a purchase price of $412 million, resulting in an unrealized gain of approximately $3 million.

Other Commitments and Contingencies

From time to time, the Company may become a party to certain legal proceedings incidental to the normal course of its business. At September 30, 2022, management is not aware of any pending or threatened material litigation.

Note 8. Financial Highlights

The following are the financial highlights for the nine months ended September 30, 2022:

	Nine Months Ended September 30, 2022

	Class S (6)	Class D (7)	Class I (8)
Per Share Data:
Net asset value at beginning of period / initial issuance	$25.04	$22.87	$25.00
Net investment income (1)	1.20	0.50	1.42
Net unrealized and realized gains (losses) (2)	(2.28)	0.01	(2.22)
Net increase (decrease) in net assets resulting from operations	(1.08)	0.51	(0.80)
Distribution declared (3)	(0.99)	(0.41)	(1.23)
Net asset value at end of period	$22.97	$22.97	$22.97

Total return (4)	(4.39)%	2.18%	(3.30)%
Shares outstanding, end of period	9,004,550	120,735	76,172,677
Weighted average shares outstanding	4,969,834	65,048	60,255,568

Ratio/Supplemental Data
Net assets at end of period	$206,790	$2,773	$1,749,313
Annualized ratio of net expenses to average net assets (5)	6.64%	8.13%	4.62%
Annualized ratio of net investment income to average net assets (5)	7.64%	8.49%	8.07%
Portfolio turnover rate	53.48%	53.48%	53.48%
Asset coverage per unit (8)	1,948	1,948	1,948
(1)
The per share data was derived by using the weighted average shares outstanding during the period.
(2)
The amount shown at this caption is the balancing amount derived from the other figures in the schedule. The amount shown at this caption for a share outstanding throughout the period may not agree with the change in the aggregate gains and losses in portfolio securities for the period because of the timing of sales of the Company’s shares in relation to fluctuating market values for the portfolio.
(3)
The per share data for distributions was derived by using the actual shares outstanding at the date of the relevant transactions (refer to Note 6).
(4)
Total return is not annualized. An investment in the Company is subject to maximum upfront sales load of 3.5% and 1.5% for Class S and Class D shares, respectively, of the offering price, which will reduce the amount of capital available for investment. Class I shares is not subject to upfront sales load.
(5)
For the nine months ended September 30, 2022, amounts are annualized except for organizational costs and management fee and income based incentive fee waivers by the Adviser. For the nine months ended September 30, 2022, the total operating expenses to average net assets were 7.72%, 8.11%, and 6.20%, for Class S, Class D and Class I shares, respectively, prior to management fee waivers and expense support provided by the Adviser. Past performance is not a guarantee of future results. Operating expenses may vary in the future based on the amount of capital raised, the Adviser’s election to continue expense support, and other unpredictable variables.
(6)
Class S shares were first issued on February 1, 2022.
(7)
Class D shares were first issued on July 1, 2022.
(8)
Class I shares were first issued on January 7, 2022 (commencement of operations).
(9)
The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness. This asset coverage ratio is multiplied by one thousand to determine the asset coverage per unit.

Note 9. Subsequent Events

Management has evaluated subsequent events through the date of issuance of these consolidated financial statements and has determined that there are no subsequent events outside the ordinary scope of business that require adjustment to, or disclosure in, the consolidated financial statements other than those disclosed below.

October Financial Update and Dividend Declaration

On October 1, 2022, the Company issued and sold 5,504,251 shares (consisting of 4,751,728 Class I shares, 747,559 Class S shares, and 4,964 Class D shares at an offering price of $22.97 per share for the Class I, Class S, and Class D shares), and the Company received approximately $126.4 million as payment for such shares.

On October 21, 2022, the Company’s Board declared distributions of $0.1242 per Class S share, $0.1359 per Class D share, and $0.1408 per Class I share which is payable on November 25, 2022 to shareholders of record as of October 31, 2022.

November Subscriptions

The Company received approximately $30.3 million of net proceeds relating to the issuance of Class S shares, Class D shares, and Class I shares for subscriptions effective November 1, 2022.

Report of Independent Registered Public Accounting Firm

To the shareholders and Board of Trustees of Apollo Debt Solutions BDC

Results of Review of Interim Financial Information

We have reviewed the accompanying consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Apollo Debt Solutions BDC and subsidiaries (the “Company”) as of September 30, 2022, and the related consolidated statements of operations and changes in net assets for the three and nine months ended September 30, 2022, and the consolidated statement of cash flows and financial highlights for the nine months ended September 30, 2022, and the related notes (collectively referred to as the “interim financial information”). Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the statement of assets and liabilities of the Company as of December 31, 2021; and in our report dated March 30, 2022, we expressed an unqualified opinion on that financial statement. In our opinion, the information set forth in the accompanying statement of assets and liabilities as of December 31, 2021, is fairly stated, in all material respects, in relation to the statement of assets and liabilities from which it has been derived.

Basis for Review Results

This interim financial information is the responsibility of the Company's management. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our review in accordance with standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ Deloitte & Touche LLP

New York, New York

November 14, 2022

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information contained in this section should be read in conjunction with “Item 1. Financial Statements.” This discussion contains forward-looking statements, which relate to future events our future performance or financial condition and involves numerous risks and uncertainties, including, but not limited to, those set forth in "Risk Factors" in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31,2021 and Part II, Item 1A of and elsewhere in this Form 10-Q. Actual results could differ materially from those implied or expressed in any forward-looking statements. The nine months ended September 30, 2022 represents the period from January 7, 2022 (commencement of operations) to September 30, 2022.

These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Apollo Debt Solutions BDC (the “Company,” “we”, “us”, or “our”), our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•
our future operating results;
•
our business prospects and the prospects of the companies in which we may invest, including our and their ability to achieve our respective objectives as a result of the current novel coronavirus (“COVID-19”) pandemic;
•
the impact of the investments that we expect to make;
•
our ability to raise sufficient capital to execute our investment strategy;
•
general economic and political trends and other external factors, including the current COVID-19 pandemic;
•
the ability of our portfolio companies to achieve their objectives;
•
our current and expected financing arrangements and investments;
•
changes in the general interest rate environment;
•
the adequacy of our cash resources, financing sources and working capital;
•
the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;
•
our contractual arrangements and relationships with third parties;
•
actual and potential conflicts of interest with Apollo Credit Management, LLC (the “Adviser”) or any of its affiliates
•
the dependence of our future success on the general economy and its effect on the industries in which we may invest;
•
our use of financial leverage;
•
the ability of the Adviser to source suitable investments for us and to monitor and administer our investments;
•
the ability of the Adviser or its affiliates to attract and retain highly talented professionals;
•
our ability to qualify for and maintain our qualification as a regulated investment company and as a business development company (“BDC”);
•
the impact on our business of U.S. and international financial reform legislation, rules and regulations;
•
the effect of changes to tax legislation and our tax position; and
•
the tax status of the enterprises in which we may invest.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this report should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this report. These forward-looking statements apply only as of the date of this report. Moreover, we assume no duty and do not undertake to update the forward-looking statements, except as required by applicable law. Because we are an investment company, the forward-looking statements and projections contained in this report are excluded from the safe harbor protection provided by Section 21E of the U.S. Securities Exchange Act of 1934 Act, as amended (the “1934 Act”).

Overview

We are a newly organized, externally managed, non-diversified closed-end management investment company that has elected to be treated as a BDC under the 1940 Act. Formed as a Delaware statutory trust on December 4, 2020, we are externally managed by the Adviser, which is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. Our Adviser is registered as investment adviser with the SEC. We also intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under the Code.

Under our Investment Advisory Agreement, we have agreed to pay the Adviser a management fee as well as an incentive fee based on our investment performance. Also, under the Administration Agreement, we have agreed to reimburse the Administrator for the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including, but not limited to, our allocable portion of the costs of compensation and related expenses of our chief compliance officer, chief financial officer and their respective staffs.

Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. We invest primarily in private credit opportunities in directly originated assets, including loans and other debt securities, made to or issued by large private U.S. borrowers, with a strong emphasis on senior secured lending. While most of our investments will be in private U.S. companies (subject to compliance with BDC regulatory requirement to invest at least 70% of its assets in private U.S. companies), we also expect to invest from time to time in European and other non-U.S. companies. Our portfolio may also include equity interests such as common stock, preferred stock, warrants or options, which generally would be obtained as part of providing a broader financing solution. Under normal circumstances, we will invest directly or indirectly at least 80% of our total assets (net assets plus borrowings for investment purposes) in debt instruments of varying maturities.

Most of the debt instruments we invest in are unrated or rated below investment grade, which is often an indication of size, credit worthiness and speculative nature relative to the capacity of the borrower to pay interest and principal. Generally, if our unrated investments were rated, they would be rated below investment grade. These securities, which are often referred to as “junk” or “high yield”, have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and are illiquid.

Investments

We focus primarily on loans and securities, including syndicated loans, of private U.S. companies. Our level of investment activity (both the number of investments and the size of each investment) can and will vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to private companies, the level of merger and acquisition activity for such companies, the general economic environment, trading prices of loans and other securities and the competitive environment for the types of investments we make.

Revenues

We generate revenues in the form of interest income on debt investments, capital gains, and dividend income from our equity investments in our portfolio companies. Our senior and subordinated debt investments are expected to bear interest at a fixed or floating rate. Interest on debt securities is generally payable quarterly or semiannually. In some cases, some of our investments may provide for deferred interest payments or PIK interest. The principal amount of the debt securities and any accrued but unpaid PIK interest generally will become due at the maturity date. In addition, we may generate revenue in the form of commitment and other fees in connection with transactions. Original issue discounts and market discounts or premiums are capitalized, and we accrete or amortize such amounts as interest income. We record prepayment premiums on loans and debt securities as interest income. Dividend income, if any, is recognized on an accrual basis to the extent that we expect to collect such amounts.

Expenses

Except as specifically provided below, all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to us, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, is provided and paid for by the Adviser. We bear all other costs and expenses of our operations, administration and transactions, including, but not limited to (a) investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory Agreement; (b) our allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to: (i) our chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that performs duties for us; and (iii) any internal audit group personnel of AGM or any of its affiliates; and (c) all other expenses of our operations, administrations and transactions.

With respect to costs incurred in connection with our organization and offering and all other costs incurred prior to the time we break escrow for the offering, the Adviser has agreed to advance all such costs on our behalf. Unless the Adviser elects to cover such expenses pursuant to the Expense Support and Conditional Reimbursement Agreement we entered into with the Adviser, we will be obligated to reimburse the Adviser for such advanced expenses upon breaking escrow for our offering of common shares. See “—Expense Support and Conditional Reimbursement Agreement.” Any reimbursements that may be made by us in the future will not exceed actual expenses incurred by the Adviser and its affiliates.

From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. We will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on our behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by our shareholders.

Expense Support and Conditional Reimbursement Agreement

We have entered into an Expense Support Agreement with the Adviser. For additional information see “Item 1. Financial Statements—Notes to Consolidated Financial Statements—Note 3. Fees, Expenses, Agreements and Related Party Transactions”.

Recent Developments

See “Item 1. Financial Statements—Notes to Consolidated Financial Statements—Note 9. Subsequent Events” for a summary of recent developments.

LIBOR Developments

On July 27, 2017, the U.K Financial Conduct Authority (“FCA”) announced that it would phase out LIBOR as a benchmark by the end of 2021. As of December 31, 2021, all non-U.S. dollar LIBOR publications have been phased out. The phase out of a majority of the U.S. dollar publications is delayed until June 30, 2023. The Alternative Reference Rates Committee (“ARRC”) of the Federal Reserve Bank of New York previously confirm that this constitutes a “benchmark transition event” and established “benchmark replacement dates” in ARRC standard LIBOR transition provisions that exist in many U.S. law contracts using LIBOR.

The publication of all EUR and CHF LIBOR settings, the Spot Next/Overnight, 1 week, 2 month and 12 month JPY and GBP LIBOR settings, and the 1 week and 2 months USD LIBOR settings has ceased. The publication of the overnight, 1 month, 3 month, 6 month, and 12 months USD LIBOR settings will cease after June 30, 2023. The FCA plans to consult the market on creating “synthetic” 1 month, 3 month and 6 month rates for GBP and JPY LIBOR, to be published for a limited time.

The New York State legislation was signed into law to aid “tough legacy” LIBOR contracts. Other legislative solutions are being pursued at the Federal level, in the U.K. and in Europe. The U.S. Federal banking agencies have also issued guidance encouraging banking and global organizations to cease reference to USD LIBOR as soon as practicable and, in any event, by December 31, 2021. The E.U. Benchmarks Regulation imposed conditions under which only compliant benchmarks may be used in new contracts after 2021.

The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by the U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. However, the COVID-19 pandemic may adversely impact the timing of many firms’ transition planning, and we continue to assess the potential impact of the COVID-19 pandemic on our transition plans. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, it is not possible at this time to predict the effect of any such changes, any establishment of alternative reference rates, whether the COVID-19 pandemic will have further effect on LIBOR transition timelines or plans, or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere.

The discontinuation of LIBOR could have a significant impact on our business. We anticipate significant operational challenges for the transition away from LIBOR, including, but not limited to, amending existing loan agreements with borrowers on investments that may have not been modified with fallback language and adding effective fallback language to new agreements in the event that LIBOR is discontinued before maturity.

Beyond these challenges, we anticipate there may be additional risks to our current processes and information systems that we will need to identify and evaluate. Due to the uncertainty of the replacement for LIBOR, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market value of any LIBOR-linked securities, loans and other financial obligations or extensions of credit held by or due to us and could have a material adverse effect on our business, financial condition and results of operations.

Portfolio and Investment Activity

Our portfolio and investment activity during the three and nine months ended September 30, 2022 was as follows:

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
(in thousands)*	2022	2022
Investments made in portfolio companies	$760,047	$5,826,781
Investments sold	(423,540)	(1,436,468)
Net activity before repaid investments	$336,507	$4,390,313
Investments repaid	(30,981)	(238,403)
Net investment activity	$305,526	$4,151,910

Portfolio companies at beginning of period	128	—
Number of new portfolio companies	18	191
Number of exited portfolio companies	(19)	(64)
Portfolio companies at end of period	127	127

Number of investments made in existing portfolio companies	10	29

* Totals may not foot due to rounding.

Our portfolio composition and weighted average yields as of September 30, 2022 was as follows:

September 30, 2022
Portfolio composition, at fair value:
First lien secured debt	98.7%
Unsecured debt	1.3%
Weighted average yields, at amortized cost (1):
First lien secured debt (2)	8.5%
Unsecured debt portfolio (2)	9.7%
Total portfolio (3)	8.5%
Interest rate type, at fair value:
Fixed rate amount	$0.1 billion
Floating rate amount	$3.9 billion
Fixed rate, as percentage of total	1.7%
Floating rate, as percentage of total	98.3%
Interest rate type, at amortized cost:
Fixed rate amount	$0.1 billion
Floating rate amount	$4.1 billion
Fixed rate, as percentage of total	2.1%
Floating rate, as percentage of total	97.9%
Weighted average spread over reference rate of all floating rate investments	5.2%

(1)
An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.
(2)
Exclusive of investments on non-accrual status. As of September 30, 2022 there were no investments on non-accrual status.
(3)
Inclusive of all income generating investments, non-income generating investments and investments on non-accrual status. As of September 30, 2022 there were no investments on non-accrual status.

Our Adviser monitors our portfolio companies on an ongoing basis. It monitors the financial trends of each portfolio company to determine if they are meeting their respective business plans and to assess the appropriate course of action with respect to each portfolio company. Our Adviser has several methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

•
assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;
•
periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;
•
comparisons to other companies in the portfolio company’s industry; and
•
review of monthly or quarterly financial statements and financial projections for portfolio companies.

As part of the monitoring process, our Adviser employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our Adviser rates the credit risk of all investments on a scale of 1 to 5. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. The rating system is as follows:

Investment Rating	Description
1

Investments rated 1 involve the least amount of risk to our initial cost basis. The borrower is performing above expectations, and the trends and risk factors for this investment since origination or acquisition are generally favorable;

2

Investments rated 2 involve an acceptable level of risk that is similar to the risk at the time of origination or acquisition. The borrower is generally performing as expected and the risk factors are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a rating of 2;

3	Investments rated 3 involve a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination or acquisition;

4

Investments rated 4 involve a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination or acquisition. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 120 days past due); and

5

Investments rated 5 involve a borrower performing substantially below expectations and indicates that the loan’s risk has increased substantially since origination or acquisition. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 5 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

The following table shows the composition of our portfolio on the 1 to 5 rating scale as of September 30, 2022 and December 31, 2021:

	September 30, 2022		December 31, 2021
Investment Ranking	Fair Value	Percentage	Fair Value	Percentage
(in thousands)
1	$8,185	0.2%	$—	0.0%
2	3,930,348	98.8%	—	0.0%
3	41,489	1.0%	—	0.0%
4	—	0.0%	—	0.0%
5	—	0.0%	—	0.0%
Total	$3,980,023	100.0%	$—	0.0%

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, gains and losses. Changes in the economic environment, financial markets, credit worthiness of portfolio companies and any other parameters used in determining such estimates could cause actual results to differ materially. In addition to the discussion below, our critical accounting policies are further described in the notes to the financial statements.

Investments

Investments are recognized when we assume an obligation to acquire a financial instrument and assume the risks for gains and losses related to that instrument. Investments are derecognized when we assume an obligation to sell a financial instrument and forego the risks for gains or losses related to that instrument. Specifically, we record all security transactions on a trade date basis. Amounts for investments recognized or derecognized but not yet settled are reported as a receivable for investments sold and a payable for investments purchased, respectively, in the Consolidated Statements of Assets and Liabilities.

Realized gains or losses are measured by the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Fair Value Measurements

The Company follows guidance in ASC 820, Fair Value Measurement (“ASC 820”), where fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are determined within a framework that establishes a three-tier hierarchy which maximizes the use of observable market data and minimizes the use of unobservable inputs to establish a classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, such as the risk inherent in a particular valuation technique used to measure fair value using a pricing model and/or the risk inherent in the inputs for the valuation technique. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the information available. The inputs or methodology used for valuing assets or liabilities may not be an indication of the risks associated with investing in those assets or liabilities.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchy:

Level 1: Quoted prices in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for the asset or liability.

In all cases, the level in the fair value hierarchy within which th3e fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment. The level assigned to the investment valuations may not be indicative of the risk or liquidity associated with investing in such investments. Because of the inherent uncertainties of valuation, the values reflected in the consolidated financial statements may differ materially from the values that would be received upon an actual disposition of such investments.

Investment Valuation Process

The Board of Trustees has designated the Adviser as its "valuation designee" pursuant to Rule 2a-5 under the 1940 Act, and in that role the Adviser is responsible for performing fair value determinations relating to all of the Company's investments, including periodically assessing and managing any material valuation risks and establishing and applying fair value methodologies, in accordance with valuation policies and procedures that have been approved by the Company's Board of Trustees. Even though the Company's Board of Trustees designated the Company's Adviser as "valuation designee," the Company's Board of Trustees continues to be responsible for overseeing the processes for determining fair valuation.

In calculating the value of our total assets, we value investments for which market quotations are readily available at such market quotations if they are deemed to represent fair value. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by or under the direction of the Adviser. Market quotations may be deemed not to represent fair value in certain circumstances where the Adviser reasonably believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes not to reflect the fair value of the security. Examples of these events could include cases in which material events are announced after the close of the market on which a security is primarily traded, when a security trades infrequently causing a quoted purchase or sale price to become stale or in the event of a “fire sale” by a distressed seller.

If and when market quotations are deemed not to represent fair value, we typically utilize independent third party valuation firms to assist us in determining fair value. Accordingly, such investments go through our multi-step valuation process as described below. The Adviser engages multiple independent valuation firms based on a review of each firm’s expertise and relevant experience in valuing certain securities. In each case, our independent valuation firms consider observable market inputs together with significant unobservable inputs in arriving at their valuation recommendations for such Level 3 categorized assets.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, our Adviser undertakes a multi-step valuation process each quarter, as described below:

(1)
Independent valuation firms engaged conduct independent appraisals and assessments for all the investments they have been engaged to review. If an independent valuation firm is not engaged during a particular quarter, the valuation may be conducted by the Adviser;
(2)
At least each quarter, the valuation will be reassessed and updated by the Adviser or an independent valuation firm to reflect company specific events and latest market data;
(3)
Preliminary valuation conclusions are then documented and discussed with senior management of our Adviser;
(4)
The Adviser discusses valuations and determines in good faith the fair value of each investment in our portfolio based on the input of the applicable independent valuation firm; and
(5)
For Level 3 investments entered into within the current quarter, the cost (purchase price adjusted for accreted original issue discount/amortized premium) or any recent comparable trade activity on the security investment shall be considered to reasonably approximate the fair value of the investment, provided that no material change has since occurred in the issuer’s business, significant inputs or the relevant environment.

Investments are valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. During the three months ended September 30, 2022, there were no significant changes to the Company’s valuation techniques and related inputs considered in the valuation process.

Investment Income Recognition

Interest Income

Interest income is recorded on an accrual basis and includes the accretion of discounts and amortizations of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including loan origination fees and upfront fees received that are deemed to be an adjustment to yield, adjusted for the accretion of discounts and amortization of premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period.

PIK Income

The Fund may have loans in its portfolio that contain PIK provisions. PIK represents interest that is accrued and recorded as interest income at the contractual rates, increases the loan principal on the respective capitalization dates, and is generally due at maturity. Such income is included in interest income in the Fund’s statement of operations. If at any point the Fund believes PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest is generally reversed through interest income. To maintain the Fund’s status as a RIC, this non-cash source of income must be paid out to shareholders in the form of dividends, even though the Fund has not yet collected cash.

Dividend Income

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.

Fee Income

The Fund may receive various fees in the ordinary course of business such as structuring, consent, waiver, amendment, syndication fees as well as fees for managerial assistance rendered by the Fund to the portfolio companies. Such fees are recognized as income when earned or the services are rendered.

Non-Accrual Income

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Additionally, any original issue discount and market discount are no longer accreted to interest income as of the date the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Expenses

Expenses include management fees, performance-based incentive fees, interest expense, insurance expenses, administrative service fees, legal fees, directors’ fees, audit and tax service expenses, third-party valuation fees and other general and administrative expenses. Expenses are recognized on an accrual basis.

Fee Waivers

The Adviser agreed to waive the management fee and incentive fee based on income through July 7, 2022. Commencing on July 7, 2022, the Adviser is entitled to management fees and performance-based incentive fees as described in“Item 1. Financial Statements—Notes to Consolidated Financial Statements—Note 3. Fees, Expenses, Agreements and Related Party Transactions”

Expense Support

The Company entered into an expense support and conditional reimbursement agreement with the Adviser. The Adviser may elect to pay certain expenses provided that no portion of the payment will be used to pay any interest or distributions and/or shareholder servicing fees of the Company. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Company in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Company to the Adviser or its affiliates.

Net Realized Gains (Losses) and Net Change in Unrealized Gains (Losses)

We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized gains or losses previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized gain (loss) reflects the net change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized gains or losses. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely events or circumstances that would result in materially different amounts being reported.

Income Taxes

We have elected to be treated as a RIC under the Code and operate in a manner so as to qualify for the tax treatment applicable to RICs. To qualify as a RIC, the Company must (among other requirements) meet certain source-of-income and asset diversification requirements and timely distribute to its stockholders at least 90% of its investment company taxable income as defined by the Code, for each year. The Company (among other requirements) has made and intends to continue to make the requisite distributions to its stockholders, which will generally relieve the Company from corporate-level income taxes. For income tax purposes, distributions made to stockholders are reported as ordinary income, capital gains, non-taxable return of capital, or a combination thereof. The tax character of distributions paid to stockholders through December 31, 2022 may include return of capital, however, the exact amount cannot be determined at this point. The final determination of the tax character of distributions will not be made until we file our tax return for the tax year ending December 31, 2022. The character of income and gains that we will distribute is determined in accordance with income tax regulations that may differ from GAAP. Book and tax basis differences relating to stockholder dividend and distributions and other permanent book and tax difference are reclassified to paid-in capital.

If we do not distribute (or are not deemed to have distributed) at least 98% of our annual ordinary income and 98.2% of our capital gains in the calendar year earned, we will generally be required to pay excise tax equal to 4% of the amount by which 98% of our annual ordinary income and 98.2% of our capital gains exceed the distributions from such taxable income for the year. To the extent that we determine that our estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such taxable income, we accrue excise taxes, if any, on estimated undistributed taxable income.

If we fail to satisfy the annual distribution requirement or otherwise fail to qualify as a RIC in any taxable year, we would be subject to tax on all of our taxable income at regular corporate rates. Distribution would generally be taxable to our individual and other non-corporate taxable stockholders as ordinary dividend income eligible for the reduced maximum rate applicable to qualified dividend income to the extent of our current and accumulated earnings and profits provided certain holding period and other requirements are met. Subject to certain limitation under the Code, corporate distributions would be eligible for the dividend-received deduction. To qualify again to be taxed as a RIC in a subsequent year, we would be required to distribute to our stockholders our accumulated earnings and profits attributable to non RIC years. In addition, if we failed to qualify as a RIC for a period greater than two taxable years, then, in order to qualify as a RIC in a subsequent year, we would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if we had been liquidated) or, alternatively, be subject to taxation on such built-in gain recognized for a period of five years.

We follow ASC 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. Penalties or interest, if applicable, that may be assessed relating to income taxes would be classified as other operating expenses in the consolidated financial statements. As of September 30, 2022, there were no uncertain tax positions and no amounts accrued for interest or penalties. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof. Although we file both federal and state income tax returns, our major tax jurisdiction is federal.

Results of Operations

On January 7, 2022, we commenced operations and accepted $657 million of subscriptions.

Operating results for the three and nine months ended September 30, 2022 was as follows (dollar amounts in millions):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Total investment income	$78.5	$145.6
Net expenses	37.3	54.2
Net investment income	41.2	91.5
Net unrealized appreciation (depreciation)	(4.9)	(140.3)
Net realized gain (loss)	1.0	(12.2)
Net increase (decrease) in net assets resulting from operations	$37.2	$(61.0)

* Totals may not foot due to rounding.

Net increase (decrease) in net assets resulting from operations can vary from period to period as a result of various factors, including acquisitions, the level of new investment commitments, the recognition of realized gains and losses and changes in unrealized appreciation and depreciation on the investment portfolio. As a result, comparisons may not be meaningful.

Investment Income

Investment income, was as follows (dollar amounts in millions):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Investment Income
Interest income	$73.7	$134.4
Dividend income	—	0.0
PIK interest income	1.7	3.6
Other income	3.1	7.6
Total investment income	$78.5	$145.6

* Totals may not foot due to rounding.

For the three and nine months ended September 30, 2022, total investment income was $78.5 million and $145.6 million, respectively, driven primarily by our initial deployment of capital. The size of our investment portfolio at fair value was $3.980 billion at September 30, 2022 and the weighted average yield on the debt and income producing portfolio at fair value was 9.3%.

Expenses

Expenses were as follows (dollar amounts in millions):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Management fees	$6.0	$14.2
Performance-based incentive fees	5.9	10.6
Interest and other debt expenses	23.0	37.6
Organization costs	—	0.9
Offering costs	0.5	1.5
Directors' fees	0.1	0.3
Shareholder servicing fees	0.4	0.7
Administrative service expenses	0.6	1.8
Other general and administrative expenses	1.6	4.6
Total expenses	$38.1	$72.3
Management and performance-based incentive fees waived	(0.8)	(13.7)
Expense support	—	(4.4)
Net Expenses	$37.3	$54.2

* Totals may not foot due to rounding.

For the three and nine months ended September 30, 2022, net expenses were $37.3 and $54.2 million, respectively, primarily attributable to interest and other debt expenses.

Interest and other debt expenses

For the three months ended September 30, 2022, interest and other debt expenses were driven by $2.0 billion of average borrowings under our existing and new credit facilities at a total annualized cost of debt of 4.6%.

For the nine months ended September 30, 2022, interest and other debt expenses were driven by $1.2 billion of average borrowings under our existing and new credit facilities at a total annualized cost of debt of 4.3%.

Management fees

For the three and nine months ended September 30, 2022, management fees were $6.0 million and $14.2 million, respectively. Management fees are payable monthly in arrears at an annual rate of 1.25% of the value of our net assets as of the beginning of the first calendar day of the applicable month. The Adviser had waived management fees through July 7, 2022, which resulted in a waiver of $0.4 million and $8.6 million for the three and nine months ended September 30, 2022, respectively.

Incentive fees

For the three and nine months ended September 30, 2022, incentive fees were $5.9 million and $10.6 million, respectively. The Adviser had waived incentive fees through July 7, 2022, which resulted in a waiver of $0.4 million and $5.1 million for the three and nine months ended September 30, 2022, respectively.

Expense support

For the three months ended September 30, 2022, the Company did not receive expense support from the Adviser. For the nine months ended September 30, 2022, the Company received $4.4 million in expense support from the Adviser. Such expenses may be subject to reimbursement from the Company in the future.

Net Realized Gain (Loss)

Net realized gain (loss) was comprised of the following (dollar amounts in millions):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Non-controlled/non-affiliated investments	$(4.1)	$(17.5)
Foreign currency transactions	4.0	3.2
Foreign currency forward contracts	1.1	2.1
Net realized gains (losses)	$1.0	$(12.2)

* Totals may not foot due to rounding.

For the three and nine months ended September 30, 2022, we recognized gross realized gains of $17.8 million and $123.4 million, respectively, and gross realized losses of $21.8 and $140.9 million, respectively, resulting in net realized losses on investments of $17.5 million through our first nine months of operations.

Net Unrealized Gain (Loss)

Net unrealized gain (loss) was comprised of the following (dollar amounts in millions):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2022
Non-controlled/non-affiliated investments	$(19.9)	$(160.0)
Foreign currency forward contracts	0.5	0.6
Foreign currency translations	14.5	19.1
Net unrealized gains (losses)	$(4.9)	$(140.3)

* Totals may not foot due to rounding.

For the nine months ended September 30, 2022, we recognized gross unrealized gains on investments of $4.4 million and gross unrealized losses on investments of $164.4 million, including the impact of transferring unrealized to realized gains (losses), resulting in net change in unrealized losses of of $160.0 million on investments year-to-date.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are generated and generally available through our continuous offering of common shares and debt offerings, our Senior Secured Facility (as defined in Note 5 of the consolidated financial statements), investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and repayments of senior and subordinated loans and income earned from investments.

As of September 30, 2022, we had three asset based leverage facilities and one revolving credit facility outstanding. We have and will continue to, from time to time, enter into additional credit facilities, increase the size of our existing credit facilities or issue additional debt securities, including debt securitizations and unsecured debt. Any such incurrence or issuance may be from sources within the U.S. or from various foreign geographies or jurisdictions, and may be denominated in currencies other than the U.S. Dollar. Additionally, any such incurrence or issuance would be subject to prevailing market conditions, our liquidity requirements, contractual and regulatory restrictions and other factors. In accordance with the 1940 Act, with certain limited exceptions, we are only allowed to incur borrowings, issue debt securities or issue preferred stock, if immediately after the borrowing or issuance, the ratio of total assets (less total liabilities other than indebtedness) to total indebtedness plus preferred stock, is at least 150%.

We believe that our current cash and cash equivalents on hand, our short-term investments, our available borrowing capacity under our Senior Secured Facility and our anticipated cash flows from operations will be adequate to meet our cash needs for our daily operations in the near term.

Cash Equivalents

The Company defines cash equivalents as securities that are readily convertible into known amounts of cash and near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Generally, only securities with a maturity of three months or less from the date of purchase would qualify, with limited exceptions. The Company deems that certain money market funds, U.S. Treasury bills, repurchase agreements and other high-quality, short-term debt securities would qualify as cash equivalents (See Note 2 to the consolidated financial statements.) At the end of each fiscal quarter, we consider taking proactive steps utilizing cash equivalents with the objective of enhancing our investment flexibility during the following quarter, pursuant to Section 55 of the 1940 Act. More specifically, we may purchase U.S. Treasury bills from time-to-time on the last business day of the quarter and typically close out that position on the following business day, settling the sale transaction on a net cash basis with the purchase, subsequent to quarter end. We may also utilize repurchase agreements or other balance sheet transactions, including drawing down on our Senior Secured Facility, as we deem appropriate. The amount of these transactions or such drawn cash for this purpose is excluded from total assets for purposes of computing the asset base upon which the management fee is determined.

Debt

See Note 5 to the consolidated financial statements for information on the Company’s debt.

The following table shows the contractual maturities of our debt obligations as of September 30, 2022:

	Payments Due by Period*
(in millions)	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Senior Secured Facility (1)	$1,077	$—	$—	$1,077	$—
SPV Financing Facilities	990	—	—	990	—
Total Debt Obligations	$2,066	$—	$—	$2,066	$—

* Totals may not foot due to rounding.

(1)
As of September 30, 2022, aggregate lender commitments under the Senior Secured Facility totaled $1,008.5 million of unused capacity.

Net Assets

See Note 6 to the consolidated financial statements for information on the Company’s common shares and related capital activities.

Distributions

The following table summarizes our distributions declared and payable for the nine months ended September 30, 2022 (dollar amounts in thousands, except per share amounts):

			Class S Distributions		Class D Distributions		Class I Distributions
Declaration Date	Record Date	Payment Date	Per Share	Amount*	Per Share	Amount*	Per Share	Amount*
January 31, 2022	January 31, 2022	March 7, 2022	$—	$—	$—	$—	$0.1045	$2,744
February 28, 2022	February 28, 2022	April 1, 2022	0.1245	22	—	—	0.1408	6,096
March 29, 2022	March 31, 2022	April 29, 2022	0.1229	225	—	—	0.1408	7,472
April 21, 2022	April 30, 2022	May 26, 2022	0.1235	426	—	—	0.1408	8,388
May 20, 2022	May 31, 2022	June 28, 2022	0.1230	576	—	—	0.1408	9,105
June 22, 2022	June 30, 2022	July 28, 2022	0.1242	717	—	—	0.1408	9,404
July 25, 2022	July 31, 2022	August 29, 2022	0.1243	842	0.1359	3	0.1408	10,012
August 23, 2022	August 31, 2022	September 28, 2022	0.1239	956	0.1358	7	0.1408	10,366
September 22, 2022	September 30, 2022	October 28, 2022	0.1243	1,120	0.1360	16	0.1408	10,760
			$0.9907	$4,883	$0.4077	$27	$1.2309	$74,347

* Totals may not foot due to rounding.

The Company has adopted a distribution reinvestment plan, pursuant to which the Company will reinvest all cash dividends declared by the Board on behalf of our shareholders who do not elect to receive their dividends in cash as provided below. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to three decimal places.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following table reflects the sources of cash distributions on a U.S. GAAP basis that the Company has declared on its shares of common stock during the nine months ended September 30, 2022:

	Class S		Class D		Class I
Source of Distribution	Per Share	Amount	Per Share	Amount	Per Share	Amount
Net investment income	$0.9907	$4,884	$0.4077	$27	$1.2059	$73,690
Net realized gains	—	—	—	—	0.0083	218
Distributions in excess of net investment income	—	—	—	—	0.0167	439
	$0.9907	$4,884	$0.4077	$27	$1.2309	$74,347

To maintain our RIC status, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. Although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investments.

We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, due to the asset coverage test applicable to us as a BDC, we may in the future be limited in our ability to make distributions. Also, our Senior Secured Facility and SPV Financing Facilities may limit our ability to declare distributions if we default under certain provisions or fail to satisfy certain other conditions. If we do not distribute a certain percentage of our income annually, we may suffer adverse tax consequences, including possible loss of the tax benefits available to us as a RIC. In addition, in accordance with GAAP and tax regulations, we include in income certain amounts that we have not yet received in cash, such as contractual PIK, which represents contractual interest added to the loan balance that becomes due at the end of the loan term, or the accrual of original issue or market discount. Since we may recognize income before or without receiving cash representing such income, we may not be able to meet the requirement to distribute at least 90% of our investment company taxable income to obtain tax benefits as a RIC. With respect to the distributions to stockholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income and accordingly, distributed to stockholders.

Share Repurchase Program

At the discretion of our Board of Trustees, the Company intends to commence a share repurchase program in which it intends to repurchase the Company’s common shares outstanding as of the close of the previous calendar quarter. The Board of Trustees may amend or suspend the share repurchase program if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of our shareholders. As a result, share repurchases may not be available each quarter. Should the Board of Trustees suspend the share repurchase program, the Board of Trustees will consider whether the continued suspension of the program is in the best interests of the Company and shareholders on a quarterly basis. The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act. All shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under the share repurchase plan, to the extent the Company offers to repurchase shares in any particular quarter, it is expected to repurchase shares pursuant to tender offers on or around the last business day of that quarter using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (the "Early Repurchase Deduction"). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

Off-Balance Sheet Arrangements

Portfolio Company Commitments

Our investment portfolio contains and is expected to continue to contain debt investments which are in the form of lines of credit or delayed draw commitments, which require us to provide funding when requested by portfolio companies in accordance with underlying loan agreements. As of September 30, 2022, we had unfunded delayed draw term loans and revolvers with an aggregate principal amount of $269.5 million.

Warehousing Transactions

We entered into a warehousing transaction (the “Warehousing Transaction”) whereby we agreed, subject to certain conditions, to purchase certain assets from parties unaffiliated with the Adviser. The warehousing transaction, i.e. the Facility Agreement, was designed to assist us in deploying capital upon receipt of subscriptions, and related primarily to originated or anchor investments in middle market loans. For additional information see “Item 1. Financial Statements—Notes to Consolidated Financial Statements—Note 7. Commitments and Contingencies.”

Other Commitments and Contingencies

From time to time, we may become a party to certain legal proceedings incidental to the normal course of our business. At September 30, 2022, management is not aware of any pending or threatened litigation.

Related-Party Transactions

We entered into a number of business relationships with affiliated or related parties, including the following:

•
the Investment Advisory Agreement;
•
the Administration Agreement
•
Intermediary Manager Agreement; and
•
Expense Support and Conditional Reimbursement Agreement.

In addition to the aforementioned agreements, we, our Adviser and certain of our Adviser’s affiliates have been granted exemptive relief by the SEC to co-invest with other funds managed by our Adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. See “Item 1. Financial Statements—Notes to Consolidated Financial Statements—Note 3. Fees, Expenses, Agreements and Related Party Transactions.”

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are subject to financial market risks, including changes in interest rates and the valuations of our investment portfolio. Uncertainty with respect to the economic effects of rising interest rates in response to inflation, the war in Russia and Ukraine and the ongoing COVID-19 pandemic introduced significant volatility in the financial markets, and the effects of this volatility has materially impacted and could continue to materially impact our market risks, including those listed below. For additional information concerning potential impact on our business and our operating results, see Part II - Other information, Item 1A. Risk Factors.

Investment valuation risk

Because there is not a readily available market value for most of the investments in our portfolio, we value most of our portfolio investments at fair value as determined in good faith by our Board of Trustees based on, among other things, the input of our management and audit committee and independent valuation firms that have been engaged at the direction of our Board of Trustees to assist in the valuation of each portfolio investment without a readily available market quotation (with certain de minimis exceptions). Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of our investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that we may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” and “—Fair Value Measurements” as well as Notes 2 and 4 to our consolidated financial statements for the three and nine months ended September 30, 2022, for more information relating to our investment valuation.

Interest Rate Risk

Interest rate sensitivity refers to the change in our earnings that may result from changes in the level of interest rates. Because we fund a portion of our investments with borrowings, our net investment income is affected by the difference between the rate at which we invest and the rate at which we borrow. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

As of September 30, 2022, most of our debt portfolio investments bore interest at variable rates, which generally are SOFR based (or based on an equivalent applicable currency rate) and typically have durations of one to six months after which they reset to current market interest rates, and many of which are subject to certain floors. Further, our Senior Secured Facility and SPV Financing Facilities bear interest at SOFR rates with no interest rate floors. As of September 30, 2022, all non-U.S. dollar LIBOR publications have been phased out. The phase out of a majority of the U.S. dollar publications is delayed until June 30, 2023. Potential changes, or uncertainty related to such potential changes, may adversely affect the market for LIBOR-based securities, including our portfolio of LIBOR-indexed, floating-rate debt securities, or the cost of our borrowings. Please see “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations— Critical Accounting Policies". Uncertainty relating to the LIBOR calculation process may adversely affect the value of our portfolio of the LIBOR-indexed, floating-rate debt securities in our portfolio or the cost of our borrowings.

We regularly measure our exposure to interest rate risk. We assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate sensitive assets to our interest rate sensitive liabilities. Based on that review, we determine whether or not any hedging transactions are necessary to mitigate exposure to changes in interest rates.

The following table shows the estimated annual impact on net investment income of base rate changes in interest rates (considering interest rate flows for variable rate instruments) to our loan portfolio and outstanding debt as of September 30, 2022, assuming no changes in our investment and borrowing structure:

Basis Point Change	Net Investment Income	Net Investment Income Per Share
(in millions)
Up 200 basis points	$35.3	$0.414
Up 100 basis points	17.6	0.207
Up 50 basis points	8.8	0.103
Down 50 basis points	(8.8)	(0.103)
Down 100 basis points	(17.6)	(0.207)

We may hedge against interest rate fluctuations from time-to-time by using standard hedging instruments such as futures, options and forward contracts subject to the requirements of the 1940 Act and applicable commodities laws. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio of investments.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of September 30, 2022 (the end of the period covered by this report), we, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the 1934 Act). Based on that evaluation, our management, including the Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective and provided reasonable assurance that information required to be disclosed in our periodic SEC filings is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. However, in evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of such possible controls and procedures.

Changes in Internal Controls Over Financial Reporting

Management has not identified any change in the Company’s internal control over financial reporting that occurred during our most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

We are not currently subject to any material legal proceedings, nor, to our knowledge are any material legal proceedings threatened against us. From time to time, we may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of our business. Furthermore, third parties may try to seek to impose liability on us in connection with the activities of our portfolio companies. While we do not expect that the resolution of these matters if they arise would materially affect our business, financial condition or results of operations, resolution will be subject to various uncertainties and could result in the expenditure of significant financial and managerial resources.

Item 1A. Risk Factors

In addition to the other information set forth in this report and as provided below, you should carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which could materially affect our business, financial condition and/or operating results. These risks are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and/or operating results.

We are exposed to risks associated with changes in interest rates, including the current rising interest rate environment.

General interest rate fluctuations may have a substantial negative impact on our investments and our investment returns and, accordingly, may have a material adverse effect on our investment objective and our net investment income.

Because we borrow money and may issue debt securities or preferred stock to make investments, our net investment income is dependent upon the difference between the rate at which we borrow funds or pay interest or dividends on such debt securities or preferred stock and the rate at which we invest these funds. In this period of rising interest rates, our interest income will increase as the majority of our portfolio bears interest at variable rates while our cost of funds will also increase, to a lesser extent, given the majority of our indebtedness bears interest at fixed rates, with the net impact being an increase to our net investment income. Conversely, if interest rates decrease we may earn less interest income from investments and our cost of funds will also decrease, to a lesser extent, resulting in lower net investment income. There can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

Our portfolio primarily consists of fixed and floating rate investments. Market prices tend to fluctuate more for fixed-rate securities that have longer maturities. Although we have no policy governing the maturities of our investments, under current market conditions we expect that we will invest in a portfolio of debt generally having maturities of up to 10 years. Market prices for debt that pays a fixed rate of return tend to decline as interest rates rise. This means that we are subject to greater risk (other things being equal) than a fund invested solely in shorter-term, fixed-rate securities. Market prices for floating rate investments may also fluctuate in rising rate environments with prices tending to decline when credit spreads widen. A decline in the prices of the debt we own could adversely affect our net assets resulting from operations and the market price of our common stock.

Rising interest rates may also increase the cost of debt for our underlying portfolio companies, which could adversely impact their financial performance and ability to meet ongoing obligations to us. Also, an increase in interest rates available to investors could make an investment in our common stock less attractive if we are not able to pay dividends at a level that provides a similar return, which could reduce the value of our common stock.

Inflation has adversely affected and may continue to adversely affect the business, results of operations and financial condition of our portfolio companies.

Certain of our portfolio companies are in industries that have been impacted by inflation. Recent inflationary pressures have increased the costs of labor, energy and raw materials and have adversely affected consumer spending, economic growth and our portfolio companies’ operations. If such portfolio companies are unable to pass any increases in their costs of operations along to their customers, it could adversely affect their operating results and impact their ability to pay interest and principal on our loans, particularly if interest rates rise in response to inflation. In addition, any projected future decreases in our portfolio companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our investments could result in future realized or unrealized losses and therefore reduce our net assets resulting from operations. Additionally, the Federal Reserve has raised, and has indicated its intent to continue raising, certain benchmark interest rates in an effort to combat inflation. See “—We are exposed to risks associated with changes in interest rates, including the current rising interest rate environment.”

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Unregistered Sales of Equity Securities

Refer to our Current Reports on Form 8-K filed with SEC on July 25, 2022, August 23, 2022, and September 22, 2022 for information about unregistered sales of our equity securities during the quarter.

Share Repurchases

We have commenced a share repurchase program in which we intend to offer to repurchase, in each quarter, up to 5% of our Common Shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. Our Board of Trustees may amend or suspend the share repurchase program at any time if in its reasonable judgment it deems such action to be in our best interest and the best interest of our shareholders, such as when a repurchase offer would place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. As a result, share repurchases may not be available each quarter. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act. All shares purchased by us pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under our share repurchase program, to the extent we offer to repurchase shares in any particular quarter, we expect to repurchase shares pursuant to quarterly tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV.

During the three and nine months ended September 30, 2022, the Company repurchased approximately 252,244 and 333,522 shares, respectively.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit Number	Description of Exhibits
3.1	Declaration of Trust of the Registrant (1)
3.2	First Amended and Restated Declaration of Trust of the Registrant (2)
3.3	Second Amended and Restated Declaration of Trust of the Registrant (3)
3.4	Amended and Restated Agreement and Declaration of Trust of the Registrant (4)
3.5	Amended and Restated Agreement and Declaration of Trust of the Registrant (5)
3.6	Second Amended and Restated Agreement and Declaration of Trust of the Registrant (6)
3.7	Bylaws of the Registrant (7)
31.1	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
31.2	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*
32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*
32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*
*	Filed Herewith

_________________________________

(1)
Incorporated by reference to Exhibit (a)(1) to the Company’s Registration Statement on Form N-2 (File No. 333-258155), filed on July 23, 2021.
(2)
Incorporated by reference to Exhibit (a)(2) to the Company’s Registration Statement on Form N-2 (File No. 333-258155), filed on July 23, 2021.
(3)
Incorporated by reference to Exhibit (a)(3) to the Company’s Registration Statement on Form N-2 (File No. 333-258155), filed on July 23, 2021.
(4)
Incorporated by reference to Exhibit (a)(4) to the Company’s Registration Statement on Form N-2 (File No. 333-258155), filed on July 23, 2021.
(5)
Incorporated by reference to Exhibit (a)(5) to the Company’s Registration Statement on Form N-2 (File No. 333-258155), filed on October 26, 2021.
(6)
Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 814-01424), filed on December 21, 2021.
(7)
Incorporated by reference to Exhibit (b) to the Company’s Registration Statement on Form N-2 (File No. 333-258155), filed on July 23, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signature	Title	Date

/s/ Earl Hunt Earl Hunt	Chairperson, Chief Executive Officer and Trustee	November 14, 2022

/s/ Amit Joshi Amit Joshi	Chief Financial Officer	November 14, 2022